Execution Version

FOURTH AMENDED AND RESTATED
CREDIT AGREEMENT
Dated as of
September 14, 2018
among
HIGHPOINT OPERATING CORPORATION,
as Borrower,
HIGHPOINT RESOURCES CORPORATION,
as Holdings,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
and
The Lenders Party Hereto

WELLS FARGO BANK, N.A.		THE BANK OF NOVA SCOTIA, HOUSTON BRANCH,
as Syndication Agents

BANK OF MONTREAL		U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agents

JPMORGAN CHASE BANK, N.A.
Sole Lead Arranger and Sole Book-Runner

ARTICLE I DEFINITIONS AND ACCOUNTING MATTERS
Section 1.01    Terms Defined Above    1
Section 1.02    Certain Defined Terms    1
Section 1.03    Types of Loans and Borrowings    26
Section 1.04    Terms Generally; Rules of Construction    26
Section 1.05    Accounting Terms and Determinations; GAAP    27
Section 1.06    Interest Rates    27
Section 1.07    Times of Day    27
Section 1.08    Timing of Payment or Performance    27
ARTICLE II THE CREDITS
Section 2.01    Commitments    27
Section 2.02    Loans and Borrowings    27
Section 2.03    Requests for Borrowings    29
Section 2.04    Interest Elections    30
Section 2.05    Funding of Borrowings    31
Section 2.06    Termination, Reduction and Increase of Aggregate Elected Commitment Amounts    31
Section 2.07    Borrowing Base    33
Section 2.08    Letters of Credit    36
Section 2.09    Defaulting Lenders    40
ARTICLE III PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES
Section 3.01    Repayment of Loans    42
Section 3.02    Interest    42
Section 3.03    Alternate Rate of Interest    43
Section 3.04    Prepayments    44
Section 3.05    Fees    46
ARTICLE IV PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS.
Section 4.01    Payments Generally; Pro Rata Treatment; Sharing of Set-offs    47
Section 4.02    Presumption of Payment by the Borrower    48
Section 4.03    Certain Deductions by the Administrative Agent    48
Section 4.04    Disposition of Proceeds    48
ARTICLE V INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY
Section 5.01    Increased Costs    49
Section 5.02    Break Funding Payments    50
Section 5.03    Taxes    50
Section 5.04    Mitigation Obligations    53
Section 5.05    Illegality    54
ARTICLE VI CONDITIONS PRECEDENT
Section 6.01    Effective Date    54
Section 6.02    Each Credit Event    56
ARTICLE VII REPRESENTATIONS AND WARRANTIES
Section 7.01    Organization; Powers    57
Section 7.02    Authority; Enforceability    57
Section 7.03    Approvals; No Conflicts    57
Section 7.04    Financial Condition; No Material Adverse Change    58

i

Section 7.05    Litigation    58
Section 7.06    Environmental Matters    58
Section 7.07    Compliance with the Laws and Agreements; No Defaults    59
Section 7.08    Investment Company Act    60
Section 7.09    Taxes    60
Section 7.10    ERISA    60
Section 7.11    Disclosure; No Material Misstatements    61
Section 7.12    Insurance    61
Section 7.13    Restriction on Liens    62
Section 7.14    Subsidiaries    62
Section 7.15    Location of Business and Offices    62
Section 7.16    Properties; Titles, Etc    62
Section 7.17    Maintenance of Properties    63
Section 7.18    Gas Imbalances, Prepayments    63
Section 7.19    Marketing of Production    63
Section 7.20    Swap Agreements    64
Section 7.21    Use of Loans and Letters of Credit    64
Section 7.22    Solvency    64
Section 7.23    Anti-Corruption Laws and Sanctions    64
Section 7.24    EEA Financial Institutions    65
Section 7.25    Security Documents    65
ARTICLE VIII AFFIRMATIVE COVENANTS
Section 8.01    Financial Statements; Other Information    65
Section 8.02    Notices of Material Events    68
Section 8.03    Existence; Conduct of Business    69
Section 8.04    Payment of Obligations    69
Section 8.05    Performance of Obligations under Loan Documents    69
Section 8.06    Operation and Maintenance of Properties    69
Section 8.07    Insurance    70
Section 8.08    Books and Records; Inspection Rights    70
Section 8.09    Compliance with Laws    70
Section 8.10    Environmental Matters    70
Section 8.11    Further Assurances    71
Section 8.12    Reserve Reports    72
Section 8.13    Title Information    73
Section 8.14    Additional Collateral; Additional Guarantors    73
Section 8.15    ERISA Compliance    75
Section 8.16    Anti-Corruption Laws and Sanctions    75
Section 8.17    Unrestricted Subsidiaries    75
Section 8.18    Post-Closing Obligations    76
ARTICLE IX NEGATIVE COVENANTS
Section 9.01    Financial Covenants    76
Section 9.02    Debt    77
Section 9.03    Liens    78
Section 9.04    Dividends, Distributions and Redemptions; Repayment of Permitted Debt    78
Section 9.05    Investments, Loans and Advances    79
Section 9.06    Nature of Business; International Operations; Foreign Subsidiaries    80

Section 9.07    Limitation on Leases    80
Section 9.08    Proceeds of Loans    81
Section 9.09    ERISA Compliance    81
Section 9.10    Sale or Discount of Receivables    82
Section 9.11    Mergers, Etc    82
Section 9.12    Sale of Properties    82
Section 9.13    Environmental Matters    83
Section 9.14    Transactions with Affiliates    83
Section 9.15    Subsidiaries    83
Section 9.16    Negative Pledge Agreements; Dividend Restrictions    83
Section 9.17    Gas Imbalances, Take-or-Pay or Other Prepayments    84
Section 9.18    Swap Agreements    84
Section 9.19    Swap Agreement Termination    86
Section 9.20    Anti-Corruption Laws and Sanctions    86
Section 9.21    Passive Holdco Status of Holdings    87
Section 9.22    Control Agreements    87
Section 9.23    Amendments to Organizational Documents    87
Section 9.24    Changes in Fiscal Periods    87
ARTICLE X EVENTS OF DEFAULT; REMEDIES
Section 10.01    Events of Default    87
Section 10.02    Remedies    89
ARTICLE XI THE AGENTS
Section 11.01    Appointment; Powers    90
Section 11.02    Duties and Obligations of Administrative Agent    90
Section 11.03    Action by Administrative Agent    91
Section 11.04    Reliance by Administrative Agent    91
Section 11.05    Subagents    92
Section 11.06    Resignation or Removal of Agents    92
Section 11.07    Agents as Lenders    92
Section 11.08    No Reliance    92
Section 11.09    Authority of Administrative Agent to Release Collateral and Liens    93
Section 11.10    Administrative Agent May File Proofs of Claim    93
Section 11.11    The Arranger, the Syndication Agents and the Documentation Agents    94
Section 11.12    Certain ERISA Matters    94
Section 11.13    Credit Bidding    95
ARTICLE XII MISCELLANEOUS
Section 12.01    Notices    96
Section 12.02    Waivers; Amendments    97
Section 12.03    Expenses, Indemnity; Damage Waiver    98
Section 12.04    Successors and Assigns    101
Section 12.05    Survival; Revival; Reinstatement    105
Section 12.06    Counterparts; Integration; Effectiveness    105
Section 12.07    Severability    106
Section 12.08    Right of Setoff    106
Section 12.09    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS    106
Section 12.10    Headings    107
Section 12.11    Confidentiality    107

Section 12.12    Interest Rate Limitation    108
Section 12.13    Collateral Matters; Swap Agreements    109
Section 12.14    EXCULPATION PROVISIONS    109
Section 12.15    No Third Party Beneficiaries    109
Section 12.16    USA Patriot Act Notice    109
Section 12.17    Absence of Fiduciary Relationship    110
Section 12.18    Excluded Swap Obligations    110
Section 12.19    Acknowledge and Consent to Bail-In of EEA Financial Institutions    110
Section 12.20    Flood Insurance Provisions    111

Annexes, Exhibits and Schedules
Annex I	List of Elected Commitment Amounts

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Legal Opinion of Davis Graham & Stubbs LLP, special counsel to the Borrower
Exhibit F-1	Security Instruments
Exhibit F-2	Form of Guaranty and Collateral Agreement
Exhibit G	Form of Assignment and Assumption
Exhibit H-1	Form of Elected Commitment Amount Increase Certificate
Exhibit H-2	Form of Additional Lender Certificate
Exhibit I-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J	Form of Solvency Certificate

Schedule 2.02 Schedule 7.05	Existing Letters of Credit Litigation
Schedule 7.12	Insurance
Schedule 7.14	Subsidiaries and Partnerships
Schedule 7.16	Properties
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Contracts
Schedule 7.20	Swap Agreements
Schedule 9.02	Existing Debt
Schedule 9.05	Investments

THIS FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 14, 2018, is among: HIGHPOINT OPERATING CORPORATION (f/k/a Bill Barrett Corporation), a Delaware corporation (the “Borrower”); HIGHPOINT RESOURCES CORPORATION, a Delaware Corporation (“Holdings”); each of the agents and Lenders from time to time party hereto; and JPMORGAN CHASE BANK, N.A. (in its individual capacity, “JPMorgan”), as administrative agent for the Lenders and the Secured Parties (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
R E C I T A L S
A.The Borrower, Administrative Agent and other financial institutions named and defined therein as lenders and agents, are parties to that certain Third Amended and Restated Credit Agreement dated March 16, 2010, (as renewed, extended, amended or restated from time to time prior to the date hereof, the “Existing Credit Agreement”).
B.    The Borrower has requested the Lenders, and the Lenders have agreed, to amend and restate the Existing Credit Agreement subject to the terms and conditions of this Agreement.
C.    Now, therefore, in consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS
Section 1.01    Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.
Section 1.02    Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
“Account Control Agreement” means a deposit account control agreement or securities account control agreement (or similar agreement), as applicable, in form and substance reasonably satisfactory to the Administrative Agent naming the Administrative Agent as the secured party thereunder for the benefit of the Secured Parties, executed by Holdings or any of its Restricted Subsidiaries, the Administrative Agent and the relevant financial institution or securities intermediary party thereto. Such agreement shall provide a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, in Holdings’ or its Restricted Subsidiary’s, as applicable, deposit account or securities account, as applicable.
“Additional Lender” has the meaning assigned to such term in Section 2.06(c)(i).
“Additional Lender Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(F).
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, (and with respect to clause (c) of the definition of “Alternate Base Rate” for an Interest Period of one month) an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Loans” has the meaning assigned to such term in Section 5.05.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliated Lender” means a Lender that is an Affiliate of the Borrower or any other Loan Party (other than Holdings, the Borrower itself, or any natural Person).
“Agents” means, collectively, the Administrative Agent, the Syndication Agents and the Documentation Agents; and “Agent” shall mean any of the Administrative Agent, the Syndication Agents or the Documentation Agents, as the context requires.
“Aggregate Elected Commitment Amounts” at any time shall equal the lesser of (a) the Facility Amount and (b) the sum of the Elected Commitment Amounts, as the same may be increased, reduced or terminated pursuant to Section 2.06.
“Agreement” means this Fourth Amended and Restated Credit Agreement, as the same may be amended or supplemented from time to time.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.04 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings, Borrower or any of Borrower’s Subsidiaries from time to time concerning or relating to bribery or corruption (including the FCPA).
“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan or the Commitment Fee Rate, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Percentage	< 25%	> 25% < 50%	> 50% < 75%	> 75% < 90%	> 90%
ABR Loans	0.50%	0.750%	1.00%	1.250%	1.50%
Eurodollar Loans	1.50%	1.75%	2.00%	2.25%	2.50%
Commitment Fee Rate	0.375%	0.375%	0.500%	0.500%	0.500%
Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then the “Applicable Margin” means the rate per annum set forth on the applicable grid when the applicable Borrowing Base Utilization Percentage is at its highest level; provided further that the Applicable Margin shall revert to the then applicable Applicable Margin upon the Borrower’s delivery of such Reserve Report.
“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Elected Commitment Amounts represented by such Lender’s Elected Commitment Amount as such percentage is set forth on Annex I or as may be adjusted from time to time in accordance with the terms hereof; provided further that when a Defaulting Lender shall exist, “Applicable Percentage” with respect to LC Exposure and LC Disbursements shall be calculated so as to give effect to any reallocation pursuant to Section 2.09(d)(iv). As of the Effective Date, each Lender’s Applicable Percentage is set forth on Annex I.
“Approved Counterparty” means (a) any Person who, at the time of entry into the applicable Swap Agreement, is a Lender or an Affiliate of a Lender and (b) any other Person whose long term senior unsecured debt rating at the time of entry into the applicable Swap Agreement is A-/A3 by S&P or Moody’s (or their equivalent) or higher (at the time the Swap Agreement is entered into) or whose obligations under the applicable Swap Agreements are unconditionally guaranteed by an Affiliate of such Person meeting such rating standards (at the time the Swap Agreement is entered into).
“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Approved Petroleum Engineers” means (a) Ryder Scott Company Petroleum Consultants, L.P., (b) Netherland Sewell & Associates, Inc., (c) Cawley, Gillespie & Associates, Inc., and (d) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.
“Arranger” means JPMorgan Chase Bank, N.A. in its capacity as the lead arranger and sole bookrunner hereunder.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit G or any other form reasonably approved by the Administrative Agent.
“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means The Bankruptcy Reform Act of 1978 as codified as 11 U.S.C. Section 101 et seq, as amended from time to time and any successor statute.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 2.07(e), Section 8.13(c), Section 9.12(d) or Section 9.19.
“Borrowing Base Deficiency” occurs if, at any time, the total Revolving Credit Exposures of all Lenders (including all Defaulting Lenders, if any) exceeds the Borrowing Base then in effect.
“Borrowing Base Utilization Percentage” means as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.
“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Casualty Event” means any loss, casualty or other damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Restricted Subsidiaries having a fair market value in excess of $10,000,000.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person (other than a Permitted Holder) or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than a group of Permitted Holders, of Equity Interests representing more than 49% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (i) nominated by the board of directors of Holdings nor (ii) appointed or approved by directors so nominated or approved, (c) the acquisition of direct or indirect Control of Holdings by any Person or group other than the Permitted Holders or (d) Holdings fails to own 100% of the outstanding Equity Interests of the Borrower.
“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.
“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b); and “Commitments” means the aggregate amount of the Commitments of all the Lenders. The amount representing each Lender’s Commitment shall at any time be the lesser of such Lender’s Elected Commitment Amount and such Lender’s Applicable Percentage of the then effective Borrowing Base.
“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Net Income” means with respect to Holdings and the Consolidated Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of Holdings and the Consolidated Restricted Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of (i) any Unrestricted Subsidiary and (ii) any Person in which Holdings or any Consolidated Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Holdings and the Consolidated Restricted Subsidiaries in accordance with GAAP), in each case, except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to Holdings or to a Consolidated Restricted Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) any extraordinary gains or losses during such period; (e) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or writedowns of assets (including as a result of ASC Topic 410, formerly FAS 143), (f) non-cash gains or losses or charges in respect of interest rate agreements, currency agreements or commodity agreements (including those resulting from the application of ASC Topic 815, formerly FAS 133), (g) any net income resulting from cancellation of indebtedness and (h) any writedowns of non-current assets, provided, however, that any ceiling limitation writedowns under SEC guidelines shall be treated as capitalized costs, as if such writedowns had not occurred; and provided further that if Holdings or any Consolidated Restricted Subsidiary shall acquire or dispose of any Property during such period (including pursuant to the designation of an Unrestricted Subsidiary or redesignation as a Restricted Subsidiary), then Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period.
“Consolidated Restricted Subsidiaries” means the Consolidated Subsidiaries that are Restricted Subsidiaries (including, for the avoidance of doubt, the Borrower).

“Consolidated Subsidiaries” means each Subsidiary of Holdings (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of Holdings in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, no Person that owns directly or indirectly any of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” merely by virtue of its ownership of such Equity Interests. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Account” means a deposit account or securities account of a Loan Party subject to an Account Control Agreement.
“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bank guarantees, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (including insurance premium payables); (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed or secured by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee, security or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person (other than firm transportation or drilling contracts); (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (1) Disqualified Capital Stock (for purposes hereof, the amount of any Disqualified Capital Stock shall be its liquidation value and, without duplication, the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase in respect of Disqualified Capital Stock) ; and (m) the undischarged balance of any Volumetric Production Payments and any Dollar Denominated Production Payments. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. Obligations of a Person in respect of Swap Agreements shall not constitute Debt.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, subject to Section 2.09, any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to the Administrative Agent, any Issuing Banks, or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such

Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Administrative Agent, any Issuing Banks or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, (d) has become the subject of a Bankruptcy Event, or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.
“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.
“Dollar Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Restricted Subsidiary” means a Domestic Subsidiary that is a Restricted Subsidiary.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.
“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period plus, without duplication, the following expenses or charges to the extent deducted from Consolidated Net Income in such period: (a) income or franchise taxes paid or accrued; (b) interest expense; (c) amortization, depletion and depreciation expense; (d) any non-cash losses or charges resulting from the application of ASC Topic 815, formerly FAS 133, ASC Topic 410, formerly FAS 143 or ASC Topic 360, formerly FAS 144; (e) oil and gas exploration and abandonment expenses (including all drilling, completion, geological and geophysical costs); (f) losses from sales or other dispositions of assets (other than Hydrocarbons produced in the ordinary course of business) and other extraordinary or non-recurring losses; (g) cash payments made during such period as a result of the early termination of any Swap Agreement (giving effect to any netting agreements); (h) stock based compensation resulting from application of ASC Topic 718 and 505-50, formerly FAS 123R; and (i) other non-cash similar charges (excluding accruals for cash expenses made in the ordinary course of business); minus; (j) to the extent included in the Consolidated Net Income for such period, the sum of (i) any non-cash gains resulting from the application of ASC Topic 815, formerly FAS 133, ASC Topic 410, formerly FAS 143 or ASC Topic 360, formerly FAS 144 and (ii) gains from sales or other dispositions of assets (other than Hydrocarbons produced in the ordinary course of business), and (k) to the extent excluded from the calculation of Consolidated Net Income for such period, cash payments under a ship or pay contract incurred by the Borrower or any Restricted Subsidiary in respect of unused volumetric obligations, firm transportation rights or reserved capacity.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).
“Elected Commitment Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Elected Commitment Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Elected Commitment Amounts pursuant to Section 2.06(b), (b) increased from time to time pursuant to Section 2.06(c) or (c) modified from time to time pursuant to any assignment permitted by Section 12.04(b).
“Elected Commitment Amount Increase Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(E).
“Engineered Value” means, with respect to any Oil and Gas Property of the Borrower and the Restricted Subsidiaries, the value the Administrative Agent attributed to such Oil and Gas Property in connection with the most recent redetermination of the Borrowing Base pursuant to Section 2.07.
“Engineering Reports” has the meaning assigned such term in Section 2.07(c)(i).
“Environmental Laws” means any and all Governmental Requirements relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”);

provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials in violation of Environmental Laws, (c) exposure to any Hazardous Materials in violation of Environmental Laws, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interests other than any debt securities convertible into any such Equity Interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes, and all regulations and guidances promulgated thereunder.
“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) a failure to make any “minimum required contribution” (as defined in Section 430 of the Code or Section 303 of ERISA), or the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability (other than a request for the calculation of estimated withdrawal liability pursuant to Section 101(l) of ERISA) or a determination that a Multiemployer Plan is, or is expected to be, insolvent, or in “endangered” or “critical” status within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned such term in Section 10.01.
“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Restricted Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; and (i) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and the Restricted Subsidiaries in the ordinary course of business covering only the Property under lease; provided, further that (1) Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and (2) no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of any Excepted Lien.
“Excluded Accounts” means, (a) each deposit account all or substantially all of the deposits in which consist of amounts utilized to fund payroll, employee benefit or tax obligations of the Borrower and its Restricted Subsidiaries, (b) fiduciary accounts, (c) “zero balance” deposit accounts and (d) other deposit accounts or securities accounts so long as the aggregate average daily maximum balance in any such other account over a 30-day period does not at any time exceed $2,500,000; provided, that the aggregate daily maximum balance for all such bank accounts excluded pursuant to this clause (d) on any day shall not exceed $7,500,000.
“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.04(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.03(e) and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“Facility Amount” means $1,500,000,000.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of Holdings or the Borrower.
“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Restricted Subsidiaries referred to in Section 7.04(a).
“Fiscal Quarter” means each fiscal quarter for accounting and tax purposes, ending on the last day of each March, June, September and December.
“Fiscal Year” means each fiscal year for accounting and tax purposes, ending on December 31 of each year.
“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, (e) the Biggert Waters Flood Reform Act of 2012 as now or hereafter in effect or any successor statute thereto, and (f) any regulations promulgated thereunder.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Restricted Subsidiary” means a Foreign Subsidiary that is a Restricted Subsidiary.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FSHCO” means any Domestic Restricted Subsidiary substantially all of the assets of which constitute the Equity Interests of Foreign Subsidiaries.
“Funding Office” means the office of the Administrative Agent specified in Section 12.01 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05; provided that the accounting for operating leases and Capital Leases Obligations under GAAP as in effect on the date hereof (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of

Capital Lease Obligations (it being understood, for avoidance of doubt, that no operating leases, or obligations in respect of operating leases, shall be treated as Capital Lease Obligations, respectively, hereunder).
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over Holdings, the Borrower, any Subsidiary, any of their Properties, any Agent, any Issuing Bank or any Lender.
“Governmental Requirement” means any applicable law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.
“Guarantors” means:
(a)    Holdings, and
(b)    each Domestic Restricted Subsidiary that guarantees the Indebtedness pursuant to Section 8.14(b).
“Guaranty Agreement” means an agreement executed by the Guarantors in substantially the form of Exhibit F-2 unconditionally guarantying on a joint and several basis, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Reset Date” has the meaning assigned to such term in Section 9.18(a)(iv).
“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws, which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.
“Holdings” means HighPoint Resources Corporation, a Delaware corporation.
“Hydrocarbon Interests” means all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means all oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products refined or separated therefrom and all other minerals which may be produced and saved from or attributable to the Oil and Gas Properties of any Person, including all oil in tanks.
“Indebtedness” means any and all amounts owing or to be owing by the Borrower, any Subsidiary or any Guarantor: (a) to the Administrative Agent, any Issuing Bank or any Lender under any Loan Document; (b) to any Person under any Secured Swap Agreement or any Secured Cash Management Agreement; and (c) all renewals, extensions and/or rearrangements of any of the above.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Initial Reserve Report” means the report of the Borrower, dated as of August 7, 2018, with respect to certain Oil and Gas Properties of the Borrower and its Subsidiaries as of June 30, 2018.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.
“Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of Holdings and the Consolidated Restricted Subsidiaries for such period, including all dividend payments in respect of preferred stock of Holdings, and including to the extent included in interest expense under GAAP: (a) amortization of debt discount, (b) capitalized interest and (c) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under Synthetic Leases allocable to interest expense whether or not the same constitutes interest expense under GAAP, but excluding debt discount on convertible notes as provided in FSP 14 1.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period may have a term which would extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interim Redetermination” has the meaning assigned such term in Section 2.07(b).
“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt of, or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory, goods, supplies or services sold by such Person in the ordinary course of business); (c) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person or (d) the making of any other investment in, any other Person.
“Issuing Bank” means JPMorgan and each Lender that agrees to act as an issuer of Letters of Credit hereunder at the request of the Borrower, in each case, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“LC Commitment” at any time means fifty million dollars ($50,000,000), provided that the Borrower may elect to increase the LC Commitment by delivery of a written request specifying the amount of such increase by up to fifty million dollars ($50,000,000) in increments of twenty-five million dollars ($25,000,000) with the consents of the Administrative Agent and Issuing Lender, provided that no Borrowing Base Deficiency, Default or Event of Default exists at the time of such request and provided further, that in no event shall any such increase be effective if it would increase the Commitment of any Lender.
“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Annex I, any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, and any Person that shall have become a party hereto as an Additional Lender pursuant to Section 2.06(c).
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with any Issuing Bank relating to any Letter of Credit issued by such Issuing Bank.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.
“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit and the Security Instruments.
“Loan Party” means the Borrower or any Guarantor, and “Loan Parties” means the Borrower and each Guarantor.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Majority Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having greater than fifty percent (50%) of the Aggregate Elected Commitment Amounts; and at any time while any Loans or LC Exposure is outstanding, Lenders holding greater than fifty percent (50%) of the outstanding aggregate principal amount of the Loans or participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Elected Commitment Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders shall be excluded from the determination of Majority Lenders.
“Material Acquisition” means any acquisition by the Borrower or its Subsidiaries of property or series of related acquisitions of property that involves consideration in excess of $25,000,000.
“Material Disposition” means any Disposition or series of related Dispositions that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $25,000,000.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, Property or condition (financial or otherwise) of Holdings and its Restricted Subsidiaries taken as a whole, (b) the ability of the Borrower, any Restricted Subsidiary or any Guarantor to perform any of its obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, any Issuing Bank or any Lender under any Loan Document.
“Material Debt” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings and its Restricted Subsidiaries in an aggregate principal amount exceeding $35,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of Holdings, the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Maturity Date” means the earliest of (a) September 14, 2023 (the “Scheduled Maturity Date”) or (b) if the aggregate outstanding principal amount of all Permitted Debt and all Permitted Refinancing Debt, in each case, with a maturity prior to the date that is ninety-one (91) days following the Scheduled Maturity Date is greater than $100,000,000, the date ninety-one (91) days prior to the earliest maturity of such Permitted Debt or Permitted Refinancing Debt.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
“Mortgaged Property” means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments.
“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.
“New Borrowing Base Notice” has the meaning assigned such term in Section 2.07(d).
“Non-Recourse Debt” means any Debt of any Unrestricted Subsidiary, in each case in respect of which: (a) the holder or holders thereof (i) shall have recourse only to, and shall have the right to require the obligations of such Unrestricted Subsidiary to be performed, satisfied, and paid only out of, the Property of such Unrestricted Subsidiary and/or one or more of its Subsidiaries (but only to the extent that such Subsidiaries are Unrestricted Subsidiaries) and/or any other Person (other than Holdings, the Borrower and/or any Restricted Subsidiary) and the Equity Interests of such Unrestricted Subsidiary and (ii) shall have no direct or indirect recourse (including by way of guaranty, support or indemnity)

to Holdings, the Borrower or any Restricted Subsidiary or to any of the Property of Holdings, the Borrower or any Restricted Subsidiary, whether for principal, interest, fees, expenses or otherwise; and (b) the terms and conditions relating to the non-recourse nature of such Debt are in form and substance reasonably acceptable to the Administrative Agent.
“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, pipelines and other midstream assets, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.
“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to such corporation’s jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or Property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04(b)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Participant” has the meaning set forth in Section 12.04(c)(i).
“Participant Register” has the meaning assigned such term in Section 12.04(c)(i).
“Payment in Full” means (a) the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than contingent indemnity obligations) have been indefeasibly paid in full, (b) all Letters of Credit (other than Letters of Credit that have been otherwise secured to the satisfaction of the Administrative Agent and the Issuing Bank) have expired or terminated, (c) all LC Disbursements shall have been reimbursed and (d) all amounts due under Secured Swap Agreements shall have been indefeasibly paid in full in cash (or such Secured Swap Agreements are otherwise secured to the satisfaction of the counterparty of such Secured Swap Agreement) (it is understood that the Administrative Agent shall be (i) permitted to rely on a certificate of a Responsible Officer of the Borrower to establish the foregoing in clause (d) and (ii) entitled to deem that the foregoing clause (d) has occurred with respect to any Secured Swap Agreement if the counterparty to such Secured Swap Agreement does not respond to a written request from the Administrative Agent or the Borrower to confirm that the foregoing clause (d) has occurred within two (2) Business Days of such request).
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Permitted Debt” means (i) any unsecured senior or senior subordinated Debt, including convertible securities, incurred pursuant to Section 9.02(h), (ii) any of the Debt listed on Schedule 9.02 and (iii) any Permitted Refinancing Debt in respect of any of the foregoing.
“Permitted Debt Documents” means such agreements and documents as may be executed to evidence or govern (or, if such agreements or documents evidence or govern multiple series or tranches of Debt, to the extent evidencing or governing) any Permitted Debt, as the same shall be amended, supplemented or otherwise modified from time to time in accordance with Section 9.04(b).
“Permitted Holders” means, collectively, (i) NGP Natural Resources XI, L.P., its limited partners and Affiliates, and any fund managed or administered by NGP Natural Resources XI, L.P. or any of their Affiliates, and (ii) Fifth Creek Energy Company, LLC, and its members and Affiliates.
“Permitted Refinancing Debt” means (a) Debt (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to Redeem or otherwise refinance, in whole or in part, any other Debt (the “Refinanced Debt”); provided that, (i) such new Debt does not require the payment of interest in cash at a rate per annum in excess of market rates at the time such Debt is issued (and for purposes of this clause original issue discount and Equity Interests issued to the holders of such Debt as consideration for the acceptance of such Debt shall not be considered interest) plus an additional default rate not to exceed 2% per annum; (ii) such new Debt does not contain covenants or defaults which are more restrictive, taken as a whole, than those contained in this Agreement and the other Loan Documents unless the Borrower and Guarantors shall have executed and delivered a contemporaneous amendment to this Agreement and the other Loan Documents to make comparable changes to this Agreement and the other Loan Documents; (iii) if the Refinanced Debt is subordinated to the Indebtedness (or, if applicable, the Guaranty Agreement), such new Debt (and any guarantees thereof) is subordinated in right of payment to the Indebtedness (or, if applicable, the Guaranty Agreement) to at least the same extent as the Refinanced Debt on terms that are reasonably satisfactory to the Administrative Agent and (iv) such new Debt does not have (A) a maturity prior to the maturity of the Refinanced Debt or (B) a shorter weighted average life to maturity than the Refinanced Debt; or (b) new Debt that is being incurred pursuant to Section 9.02(h) in exchange for or to Redeem or otherwise refinance outstanding Permitted Debt, provided that such new Debt is on market terms as reasonably determined in good faith by the Administrative Agent, which determination shall not be unreasonably withheld or delayed.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which is either (a) a “defined benefit plan,” as defined in Section 3(35) of ERISA, that is subject to Title IV of ERISA, or (b) a “multiemployer plan,” as defined in Section 3(37) of ERISA, and (y) is currently or hereafter sponsored, maintained or contributed to by Holdings, the Borrower, a Subsidiary or an ERISA Affiliate or (z) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by Holdings, the Borrower or a Subsidiary or an ERISA Affiliate.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).
“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).
“Public-Sider” means a Lender whose representatives may trade in securities of the Borrower or any of their respective Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, the Borrower and each Guarantor that, at the time of the relevant guarantee (or grant of the relevant security interest, as applicable) becomes or would become effective with respect to such obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such obligation at such time by entering into a keepwell pursuant to Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment or defeasance (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.
“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).
“Register” has the meaning assigned such term in Section 12.04(b)(iv).
“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.
“Remedial Work” has the meaning assigned such term in Section 8.10(a).
“Reserve Report” means the Initial Reserve Report and a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each December 31st or June 30 (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, consistent with SEC reporting requirements at the time, together with a supplement indicating future net income based upon the Administrative Agent’s usual and customary pricing assumptions for oil and gas loans then in effect, in each case reflecting Swap Agreements in place with respect to such production.
“Responsible Officer” means, as to any Person, the Chief Executive Officer, the Chief Operating Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Holdings, the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Subsidiary other than any debt securities convertible into any such Equity Interests.
“Restricted Payment Date” means any date on which Holdings or any of its Restricted Subsidiaries declares or makes, or agrees to pay or make, directly or indirectly, any Restricted Payment or makes or pays, or agrees to make or pay, or makes any offer to redeem, any Debt other than Senior Secured Debt; provided that, in the case of a dividend or Redemption, if such dividend declaration date or Redemption notice date is more than 60 days prior to the related dividend payment date or Redemption date, such dividend payment date or Redemption date will be the Restricted Payment Date.
“Restricted Subsidiary” means any Subsidiary that is a not an Unrestricted Subsidiary.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.
“Scheduled Redetermination” has the meaning assigned such term in Section 2.07(b).
“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).
“SEC” means the U.S. Securities and Exchange Commission or any successor Governmental Authority.
“Secured Cash Management Agreement” means each Cash Management Agreement between the Borrower or any Loan Party and any Person if such Person is a Lender or Affiliate of a Lender hereunder; provided that if such Person ceases to be a Lender or an Affiliate of a Lender hereunder, such Cash Management Agreement shall no longer be a Secured Cash Management Agreement.
“Secured Cash Management Bank” means any Person that is a counterparty to a Secured Cash Management Agreement with any Loan Party.
“Secured Parties” means, collectively, the Administrative Agent, each Issuing Bank, the Lenders, each Secured Cash Management Bank, each Secured Swap Provider, and any other Person owed Indebtedness. “Secured Party” means any of the foregoing individually.
“Secured Swap Agreement” means each Swap Agreement between the Borrower or any Loan Party and any Person if either (a) at the time such Swap Agreement was entered into, such Person was a Lender or Affiliate of a Lender hereunder or (b) such Swap Agreement was in effect on the Effective Date and such Person or its Affiliate was a Lender on the Effective Date; provided that “Secured Swap Agreement” shall not include any Swap Agreement or any transactions under any Swap Agreement entered into after the time that such Person ceases to be a Lender or an Affiliate of a Lender.
“Secured Swap Provider” means any Person that is a counterparty to a Secured Swap Agreement with a Loan Party.
“Security Instruments” means the Guaranty Agreement, the Account Control Agreements, the mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit F-1, and any and all other agreements, instruments or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Swap Agreements with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with, or as security for the payment or performance of the Indebtedness, the Loans, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.
“Senior Secured Debt” means, at any date, (a) all Debt of Holdings and the Consolidated Restricted Subsidiaries on a consolidated basis other than Debt described in clause (c) of the definition of “Debt” minus (b) the portion of such Debt that is not secured by a Lien on any assets of Holdings or the Consolidated Restricted Subsidiaries.
“Solvency Certificate” means a solvency certificate signed by a Financial Officer in substantially the form of Exhibit J hereto.
“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries and (b) any partnership of which the Borrower or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.
“Super-Majority Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the Aggregate Elected Commitment Amounts; and at any time while any Loans or LC Exposure is outstanding, Lenders holding at least sixty-six and two-thirds percent (66-%%) of the outstanding aggregate principal amount of the Loans or participation interests in such Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Elected Commitment Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders shall be excluded from the determination of Super- Majority Lenders.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the- counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Swap Cancellation Notice” has the meaning assigned to such term in Section 2.07(c)(i).
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of one or more commodity Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreement has been Unwound and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the value (as reasonably determined by the Administrative Agent and the Super-Majority Lenders) allocated such Swap Agreement in the Borrowing Base then in effect, provided that in the case of calculating (a) and (b), taking into account the value of any Swap Agreement that is put into place substantially contemporaneously with the Unwind.
“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties thereto.
“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.
“Title Related Borrowing Base Adjustment” means an adjustment to the Borrowing Base pursuant to Section 8.13(c).
“Total Debt” means, at any date, all Debt of Holdings and the Consolidated Restricted Subsidiaries on a consolidated basis other than Debt described in (i) clause (b) of the definition of “Debt” other than any reimbursement obligations in respect of such Debt or (ii) clause (c) of the definition of “Debt”; provided, however, if there are no Loans outstanding on such date of determination, “Total Debt” shall be net of the aggregate amount of unrestricted cash and cash equivalents included in the cash and cash equivalents accounts that would be listed on the consolidated balance sheet of Holdings and the Consolidated Restricted Subsidiaries on such date.
“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, the Borrower’s grant of the security interests and provision of collateral under the Security Instruments and the grant of Liens by the Borrower on Mortgaged Properties pursuant to the Security Instruments and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral thereunder, and the grant of Liens by such Guarantor on Mortgaged Properties pursuant to the Security Instruments.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.
“Unrestricted Subsidiary” means any Subsidiary of the Borrower which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 8.17 and satisfies the requirements to be an Unrestricted Subsidiary as set forth in Section 8.17.
“Unwind” means, with respect to any Swap Agreement, the termination, unwind, cancelation or other disposition of any such Swap Agreement. “Unwound” shall have a meaning correlative to the foregoing.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(e)(ii)(B)(3).

“Venture” has the meaning assigned to such term in Section 9.05(h).
“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower, the Guarantors and/or one or more of the Wholly-Owned Subsidiaries.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.03    Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).
Section 1.04    Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” and the word “through” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. The use of the phrase “subject to” as used in connection with Excepted Liens or otherwise and the permitted existence of any Excepted Liens or any other Liens shall not be interpreted to expressly or impliedly subordinate any Liens granted in favor of the Administrative Agent and the other Secured Parties as there is no intention to subordinate the Liens granted in favor of the Administrative Agent and the other Secured Parties.. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.
Section 1.05    Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which Holdings’ independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.
Section 1.06    Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto, or replacement rate therefor.
Section 1.07    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).
Section 1.08    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.
ARTICLE II
THE CREDITS
Section 2.01    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower severally from time to time on any Business Day during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.
Section 2.02    Loans and Borrowings.
(a)    Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Types of Loans. Subject to the terms of this Agreement, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
(d)    Notes. If a Lender shall make a written request to the Administrative Agent and the Borrower to have its Loans evidenced by a Note, then, for each such Lender, the Borrower shall execute and deliver a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, or (iii) any Lender that becomes a party hereto in connection with an increase in the Aggregate Elected Commitment Amounts pursuant to Section 2.06(c), as of the effective date of such increase, payable to such Lender in a principal amount equal to its Elected Commitment Amount as in effect on such date, and otherwise duly completed. In the event that any Lender’s Elected Commitment Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Elected Commitment Amount after giving effect to such increase or decrease, and otherwise duly completed, provided that such Lender shall promptly thereafter return the previously issued Note held by such Lender marked canceled or otherwise similarly defaced. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.
(e)    Loans and Borrowings under the Existing Credit Agreement. On the Effective Date (or as soon as practicable with respect to (iii)):
(i)    the Borrower shall pay all accrued and unpaid commitment fees, break funding fees under Section 5.02 and all other fees that are outstanding under the Existing Credit Agreement for the account of each “Lender” under the Existing Credit Agreement;
(ii)    each “ABR Loan” and “Eurodollar Loan” outstanding under the Existing Credit Agreement shall be deemed to be repaid with the proceeds of a new ABR Loan or Eurodollar Loan, as applicable, under this Agreement;
(iii)    the Administrative Agent shall use reasonable efforts to cause such “Lender” under the Existing Credit Agreement to deliver to the Borrower as soon as practicable after the Effective Date the Note issued by the Borrower to it under the Existing Credit Agreement, marked “canceled” or otherwise similarly defaced;
(iv)    any letters of credit outstanding under the Existing Credit Agreement, as set forth in Schedule 2.02, shall be deemed issued under this Agreement; and
(v)    the Existing Credit Agreement and the commitments thereunder shall be superseded by this Agreement and such commitments shall terminate.

It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrower outstanding thereunder and that any Loan Document and/or security interests securing the Indebtedness under the Existing Credit Agreement shall continue in full force and effect to secure the Indebtedness hereunder.
Section 2.03    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or by written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower (a “written Borrowing Request”): (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York, New York time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York, New York time, on the Business Day of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each telephonic and written Borrowing Request shall be irrevocable and each telephonic Borrowing Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(v)    the amount of the then effective Borrowing Base, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and
(vi)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the lesser of the Aggregate Elected Commitment Amounts and the then effective Borrowing Base).
Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04    Interest Elections.
(a)    Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request unless otherwise precluded by the terms hereof and, if a

Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone or by a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower (a “written Interest Election Request”) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each telephonic and written Interest Election Request shall be irrevocable and each telephonic Interest Election Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent.
(c)    Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if (i) a Borrowing Base Deficiency has occurred and is continuing, no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing with an Interest Period longer than one month (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar

Borrowing shall be deemed to request an Interest Period of one month) and (ii) if an Event of Default has occurred and is continuing: (A) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (B) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.05    Funding of Borrowings.
(a)    Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York, New York time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to a deposit account of the Borrower maintained with the Administrative Agent that is a Controlled Account and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank that made such LC Disbursement. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.
(b)    Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.06    Termination, Reduction and Increase of Aggregate Elected Commitment Amounts.
(a)    Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Elected Commitment Amounts or the Borrowing Base is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.
(b)    Optional Termination and Reduction of Aggregate Elected Commitment Amounts.
(i)    The Borrower may at any time terminate, or from time to time reduce, the Aggregate Elected Commitment Amounts; provided that (A) each reduction of the Aggregate Elected Commitment Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Elected Commitment Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the total Commitments.
(ii)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Elected Commitment Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that a notice of termination of the Aggregate Elected Commitment Amounts delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit or debt facilities or the consummation of a Material Acquisition or Material Disposition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Aggregate Elected Commitment Amounts shall be permanent and may not be reinstated except pursuant to Section 2.06(c). Each reduction of the Aggregate Elected Commitment Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.
(c)    Optional Increase in Aggregate Elected Commitment Amounts.
(i)    Subject to the conditions set forth in Section 2.06(c)(ii), the Borrower may increase the Aggregate Elected Commitment Amounts then in effect with the prior written consent of the Administrative Agent by increasing the Elected Commitment Amount of a Lender or by causing a Person that at such time is not a Lender to become a Lender (an “Additional Lender”).
(ii)    Any increase in the Aggregate Elected Commitment Amounts shall be subject to the following additional conditions:
(A)    such increase shall not be less than $50,000,000 unless the Administrative Agent or Issuing Bank otherwise consents;
(B)    no Event of Default shall have occurred and be continuing at the effective date of such increase;
(C)    on the effective date of such increase, no Eurodollar Borrowings shall be outstanding or if any Eurodollar Borrowings are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Eurodollar Borrowings unless the Borrower pays compensation required by Section 5.02;
(D)    no Lender’s Elected Commitment Amount may be increased without the consent of such Lender;
(E)    if the Borrower elects to increase the Aggregate Elected Commitment Amounts by increasing the Elected Commitment Amount of a Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit H-1 (a “Elected Commitment Amount Increase Certificate”), together with a processing and recordation fee of $3,500, and the Borrower shall deliver a new Note payable to such Lender in a principal amount equal to its Elected Commitment Amount after giving effect to such increase, and otherwise duly completed, and such Lender agrees to promptly thereafter return the previously issued Note held by such Lender marked canceled or otherwise similarly defaced; and

(F)    if the Borrower elects to increase the Aggregate Elected Commitment Amounts by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit H-2 (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500, and the Borrower shall deliver a Note payable to such Additional Lender in a principal amount equal to its Elected Commitment Amount, and otherwise duly completed.
(iii)    Subject to acceptance and recording thereof pursuant to Section 2.06(c)(iv), from and after the effective date specified in the Elected Commitment Amount Increase Certificate or the Additional Lender Certificate (or if any Eurodollar Borrowings are outstanding, then the last day of the Interest Period in respect of such Eurodollar Borrowings, unless the Borrower has paid compensation required by Section 5.02): (A) the amount of the Aggregate Elected Commitment Amounts shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and the other Loan Documents and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, the Lender or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the Aggregate Elected Commitment Amounts.
(iv)    Upon its receipt of a duly completed Elected Commitment Amount Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or the Borrower and the Additional Lender party thereto, as applicable, the processing and recording fee referred to in Section 2.06(c)(ii), the Administrative Questionnaire referred to in Section 2.06(c)(ii), if applicable, and the written consent of the Administrative Agent to such increase required by Section 2.06(c)(i), the Administrative Agent shall accept such Elected Commitment Amount Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv). No increase in the Aggregate Elected Commitment Amounts shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.06(c)(iv).
Section 2.07    Borrowing Base.
(a)    Initial Borrowing Base. For the period from and including the Effective Date to but excluding the initial Redetermination Date, the amount of the Borrowing Base shall be $500,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07(e), Section 8.13(c), Section 9.12 or Section 9.19.
(b)    Scheduled and Interim Redeterminations. The Borrowing Base and each portion of the Borrowing Base, shall be redetermined semi-annually in accordance with this Section 2.07 (a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined amount shall become effective and applicable to the Borrower, the Agents, each Issuing Bank and the Lenders on April 1st and October 1st of each year, commencing April 1, 2019. In addition, the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Super-Majority Lenders, by notifying the Borrower thereof, one time during each six month period, elect any of the foregoing amounts to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.07.

(c)    Scheduled and Interim Redetermination Procedure.
(i)    Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: upon receipt by the Administrative Agent of (A) the Reserve Report for such redetermination and the related Reserve Report Certificate (unless waived by the Administrative Agent in the case of an Interim Redetermination), (B) such other reports, data and supplemental information, including the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Administrative Agent or by the Administrative Agent at the direction of the Super-Majority Lenders (the Reserve Report, such Reserve Report Certificate and such other reports, data and supplemental information being the “Engineering Reports”) and (C) if applicable, written notice to the Administrative Agent stating that the Borrower intends to terminate or cancel its position under specific Swap Agreements (“Swap Cancellation Notice”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and Swap Cancellation Notice, if any, and shall, in good faith propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate in its sole discretion and consistent with its oil and gas lending criteria as it exists at the particular time.
(ii)    The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):
(A)    in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and Section 8.12(c) and, if applicable, a Swap Cancellation Notice in a timely and complete manner, then on or about the March 15th and September 15th of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and Section 8.12(c) and applicable Swap Cancellation Notice in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports and applicable Swap Cancellation Notice from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and
(B)    in the case of an Interim Redetermination, promptly, and in any event, in the case of a Borrower Requested Interim Redetermination within fifteen (15) days after the Administrative Agent has received the required Engineering Reports and applicable Swap Cancellation Notice (or such later date to which the Borrower and the Administrative Agent agree).
(iii)    Subject to Section 2.09 and Section 12.02(b)(ii) with respect to any Defaulting Lender, any Proposed Borrowing Base that would (A) increase the Borrowing Base then in effect must be approved by each Lender (other than any Defaulting Lender) as provided in this Section 2.07(c)(iii); and (B) decrease or maintain the Borrowing Base then in effect must be approved by the Super-Majority Lenders as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days (or such shorter period as the Administrative Agent may permit) to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If, at the end of such 15-day period (or such shorter period as the Administrative Agent may permit), each Lender in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Super-Majority Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period (or such shorter period as the Administrative Agent may permit), each

Lender or the Super-Majority Lenders, as applicable, have not approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to each Lender or a number of Lenders sufficient to constitute the Super-Majority Lenders, as applicable, and, so long as such amount does not increase the Borrowing Base, then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d) (provided that, if the Administrative Agent shall have polled the Lenders and ascertained that the highest, Borrowing Base then acceptable to all of the Lenders increases the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d)).
(d)    Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved by all of the Lenders or the Super-Majority Lenders (subject to Section 2.09 and Section 12.02(b)(ii) with respect to any Defaulting Lender), as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (such notice, the “New Borrowing Base Notice”) and such amounts shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank(s) and the Lenders:
(i)    in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and Section 8.12(c) in a timely and complete manner, then on the April 1st or October 1st, as applicable, following such notice or as soon as possible thereafter, pursuant to the procedures set forth in Section 2.07(c)(iii), or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and Section 8.12(c) in a timely and complete manner, then on or around the Business Day next succeeding delivery of such notice; and
(ii)    in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.
Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment, to the extent applicable, under Section 2.07(e), Section 8.13(c), Section 9.12 or Section 9.19 whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.
(e)    Reduction of Borrowing Base Upon Issuance of Permitted Debt. Notwithstanding anything to the contrary contained herein, if the Borrower issues any Permitted Debt (other than Permitted Refinancing Debt) during the period between Scheduled Redetermination dates or not in conjunction with an Interim Redetermination, then on the date on which such Permitted Debt is issued, the Borrowing Base then in effect shall be reduced by an amount equal to the product of 0.25 multiplied by the stated principal amount of such Permitted Debt. The Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such issuance, effective and applicable to the Borrower, the Agents, each Issuing Bank and the Lenders on such date until the next redetermination or modification thereof hereunder. For purposes of this Section 2.07(e), if any such Debt is issued at a discount or otherwise sold for less than “par”, the reduction shall be calculated based upon the stated principal amount without reference to such discount.
(f)    Other Reductions of the Borrowing Base. When and if applicable, the Borrowing Base shall be adjusted in accordance with Section 8.13(c), Section 9.12(d) and Section 9.19.

Section 2.08    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request any Issuing Bank to issue Letters of Credit for its own account or for the account of any of its Restricted Subsidiaries, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to any Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:
(i)    requesting the issuance of a Letter of Credit or identifying the outstanding Letter of Credit issued by such Issuing Bank to be amended, renewed or extended;
(ii)    specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);
(iii)    specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));
(iv)    specifying the amount of such Letter of Credit;
(v)    specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and
(vi)    specifying the amount of the then effective Borrowing Base, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).
Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments (i.e. the lesser of the Aggregate Elected Commitment Amounts and the then effective Borrowing Base).
If requested by any Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.
(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal, which renewal may be provided for in the initial Letter of Credit, or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)    Participations. By the issuance of a Letter of Credit (or an amendment to an existing Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the Lenders, each Issuing Bank that issues a Letter of Credit hereunder hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of any Issuing Bank that issues a Letter of Credit hereunder, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by such Issuing Bank, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York, New York time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York, New York time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York, New York time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York, New York time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank that issued such Letter of Credit the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank that issued such Letter of Credit or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this

Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit issued by such Issuing Bank against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, (iv) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed such Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)    Replacement of an Issuing Bank. Any Issuing Bank may be replaced or resign at any time by written agreement among the Borrower, the Administrative Agent, such resigning or replaced Issuing Bank and, in the case of a replacement, the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such resignation or replacement of an Issuing Bank. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or replaced Issuing Bank pursuant to Section 3.05(b). In the case of the replacement of an Issuing Bank, from and after the effective date of such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the resigning or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), (ii) the LC Exposure exceeds the LC Commitment at any time as a result of a reduction in the Borrowing Base, or (iii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c) or (iv) the Borrower is required to cash collateralize a Defaulting Lender’s LC Exposure pursuant to Section 2.09(d)(i), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of (A) in the case of an Event of Default, the LC Exposure (net of any Cash Collateral already held at the applicable time by the Administrative Agent with respect to such LC Exposure) and (B) in the case of the LC Exposure exceeding the LC Commitment, the amount of such excess, and (C) in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Restricted Subsidiary described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, any Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantor’s obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank(s) for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
(k)    Letters of Credit Issued for Account of Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Restricted Subsidiary, or states that a Restricted Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Restricted Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Restricted Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.
Section 2.09    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05(a) (except as specified in Section 2.09(d)(iv) and Section 2.09(d)(v) below) and participation fees shall cease to accrue with respect to the participation in Letters of Credit of such Defaulting Lender pursuant to Section 3.05(b);
(b)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10.02 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to cash collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.08(j); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with the procedures set forth in Section 2.08(j); sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)    the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Majority Lenders, Super-Majority Lenders or all Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.02(b)); provided that, subject to the terms of Section 12.02(b), this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
(d)    if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (A) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Commitment and (B) if the conditions set forth in Section 6.02 are satisfied at such time;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.08(j) for so long as such LC Exposure is outstanding;
(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)    if the LC Exposure of such Defaulting Lender is reallocated among the non-Defaulting Lenders pursuant to clause (i) above, then the fees otherwise payable to the Defaulting Lender pursuant to Section 3.05(b) shall be payable to the non-Defaulting Lenders in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized.
(e)    so long as a Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.09(d), and LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.09(d)(i) (and such Defaulting Lender shall not participate therein).
(f)    If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Issuing Banks shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Banks to defease any risk to it in respect of such Lender hereunder.
(g)    In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees (not to be unreasonably withheld, conditioned or delayed) that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans and LC Exposure of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans and LC Exposure in accordance with its Applicable Percentage.
For the avoidance of doubt, the Borrower shall retain and reserve all rights and remedies respecting each Defaulting Lender.

ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES
Section 3.01    Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.
Section 3.02    Interest.
(a)    ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)    Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
(c)    Post-Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to such Loans as provided in Section 3.02(a) or Section 3.02(b), as applicable, or if no rate is then applicable to such amount, at a rate per annum equal to two percent (2%) plus the highest rate then applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate.
(d)    Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.
Section 3.03    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate (including because the LIBO Rate is not available or published on a current basis) for such Interest Period; or
(b)    the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 12.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Majority Lenders stating that such Majority Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (b) of this Section 3.03, only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
Section 3.04    Prepayments.
(a)    Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).
(b)    Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or other electronic transmission) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York, New York time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York, New York time, on the Business Day of prepayment (or, in each case, such shorter time as the Administrative Agent may agree). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 and any amounts due under Section 5.02.

(c)    Mandatory Prepayments.
(i)    If, after giving effect to any termination or reduction of the Aggregate Elected Commitment Amounts pursuant to Section 2.06(b), the total Revolving Credit Exposures exceeds the total Commitments, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).
(ii)    If there is a Borrowing Base Deficiency as a result of (A) any redetermination of the Borrowing Base in accordance with Section 2.07(b) or (B) a Title Related Borrowing Base Adjustment, then upon such redetermination Date or the occurrence of such Title Related Borrowing Base Adjustment (such date, the “Deficiency Date”), the Borrower shall, within 5 Business Days of the Deficiency Date, inform the Administrative Agent that it intends to do one or more of the following:
(A)    within thirty (30) days of the Deficiency Date (1) prepay the Borrowings in an aggregate principal amount equal to such Borrowing Base Deficiency and (2) if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of any LC Exposure, cash collateralize as provided in Section 2.08(j),
(B)    commencing on the 30th day after the Deficiency Date and continuing on the same day of each month for the next three months thereafter (or if any such day is not a Business Day, the immediately preceding Business Day), prepay the Borrowings in an amount equal to one-fourth (1/4th) of such Borrowing Base Deficiency so that the Borrowing Base Deficiency is reduced to zero within 120 days of the Deficiency Date, or
(C)    within thirty (30) days of the Deficiency Date, submit and pledge as collateral additional Oil and Gas Properties not evaluated in the most recently delivered Reserve Report or other collateral owned by the Borrower or any of the other Loan Parties for consideration in connection with the determination of the Borrowing Base which the Administrative Agent and the Super-Majority Lenders deem satisfactory, in their sole discretion, to eliminate such Borrowing Base Deficiency;
provided that, notwithstanding the options set forth above, in all cases, the Borrowing Base Deficiency must be eliminated on or prior to the Termination Date. If, because of LC Exposure, a Borrowing Base Deficiency remains after prepaying all of the Loans, the Borrower shall cash collateralize Letters of Credit in an amount equal to 103% of such remaining Borrowing Base Deficiency as provided in Section 2.08(j).
(iii)    Upon any adjustments to the Borrowing Base pursuant to Section 2.07(e), Section 9.12 or Section 9.19, if the total Revolving Credit Exposures exceeds the Borrowing Base as adjusted, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on the date it receives cash proceeds as a result of such disposition or such incurrence of Debt; provided that all payments required to be made pursuant to this Section 3.04(c)(iii) must be made on or prior to the Termination Date.
(iv)    Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar

Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.
(v)    Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.
(vi)    If, at any time, after the receipt by Holdings, the Borrower or any Restricted Subsidiary of net cash proceeds from any disposition of property which disposition would require (whether or not such requirement is waived) the Borrower or such Restricted Subsidiary to make a mandatory prepayment or an offer to repurchase or redeem in respect of any Permitted Debt in an amount equal to all or a portion of such net cash proceeds, then, on the Business Day immediately prior to the date on which such mandatory prepayment or offer in respect of the Permitted Debt would otherwise become due and payable, the Borrower or such Restricted Subsidiary shall make a prepayment (and the Aggregate Elected Commitment Amounts of the Lenders shall automatically and permanently reduce) in an amount equal to the lesser of such portion of such net cash proceeds, or, if less, the outstanding principal balance of the Borrowings.
(d)    No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.
Section 3.05    Fees.
(a)    Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of each Fiscal Quarter and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to each Issuing Bank, for its own account, a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, provided that in no event shall such fee be less than $500 during any quarter, and (iii) to each Issuing Bank, for its own account, its standard and customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business

Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d)    Defaulting Lender Fees. The Borrower shall not be obligated to pay the Administrative Agent any Defaulting Lender’s ratable share of the fees described in Sections 3.05(a) and (except as specified in Section 2.09(d)(iv) and (v)) Section 3.05(b) for the period commencing on the day such Defaulting Lender becomes a Defaulting Lender and continuing for so long as such Lender continues to be a Defaulting Lender.

ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS.
Section 4.01    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, New York, New York time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall not be refundable under any circumstances absent manifest error (e.g., as a result of a clerical mistake). Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 4.02    Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 4.03    Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.08(d), Section 2.08(e) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. If at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).
Section 4.04    Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Restricted Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Restricted Subsidiaries.

ARTICLE V
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY
Section 5.01    Increased Costs.
(a)    Changes in Law. If any Change in Law shall:
(i)    impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender or any Issuing Bank that is not otherwise included in the determination of the Adjusted LIBO Rate; or
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making, converting into, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    Capital and Liquidity Requirements. If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)    Certificates. A certificate of a Lender or any Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or Section 5.01(b) and reasonably detailed calculations therefor shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof
Section 5.02    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.
A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 and reasonably detailed calculations therefor shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 5.03    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the Borrower or any Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    Indemnification by the Borrower. The Borrower and each Guarantor shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error
(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority pursuant to this Section 5.03, the Borrower or such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(ii)(A), Section 5.03(e)(ii)(B) and Section 5.03(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing, so long as the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement

(and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).
(h)    Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    Defined Terms. For purposes of this Section 5.03, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
Section 5.04    Mitigation Obligations.
(a)    Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) any Lender is a Defaulting Lender, or (iv) any Lender has not approved (or is not deemed to have approved) an increase in the Borrowing Base proposed by the Administrative Agent pursuant to Section 2.07(c)(iii), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 5.05    Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected

Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI
CONDITIONS PRECEDENT
Section 6.01    Effective Date. The obligations of the Lenders to amend and restate the Existing Credit Agreement, to make Loans and of any Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):
(a)    The Administrative Agent, the Arranger and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(b)    The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor setting forth (i) resolutions of its board of directors with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower or such Guarantor (y) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws of the Borrower and such Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.
(c)    The Administrative Agent shall have received certificates of the appropriate state agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor.
(d)    The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit D, duly and properly executed by a Responsible Officer and dated as of the date of Effective Date.
(e)    The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement and the other Loan Documents signed on behalf of such party.
(f)    The Administrative Agent shall have received duly executed Notes payable to each Lender requesting a Note prior to the Effective Date in a principal amount equal to its Elected Commitment Amount dated as of the date hereof.
(g)    The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guaranty Agreement, amended and restated mortgages or deeds of trust, as applicable and the other Security Instruments described on Exhibit F-1. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:
(i)    be reasonably satisfied that the Security Instruments create first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on at least 85% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report; and
(ii)    have received certificates, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of each of the Guarantors.
(h)    The Administrative Agent shall have received an opinion of Davis Graham & Stubbs LLP, special counsel to the Borrower, substantially in the form of Exhibit E hereto.
(i)    The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12.
(j)    The Administrative Agent shall have received title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to at least 85% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report.
(k)    The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that (i) the Borrower has received all consents and approvals required by Section 7.03, (ii) except as set forth on Schedule 9.02 or as otherwise permitted pursuant to Section 9.02, the Borrower has no other Debt in respect of borrowed money and (iii) the conditions in Section 6.02(a) and Section 6.02(c) are satisfied as of the Effective Date.
(l)    The Administrative Agent shall have received the financial statements referred to in Section 7.04(a) and the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.12(c).
(m)    The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties of the Borrower and the Restricted Subsidiaries for each of the following jurisdictions: Delaware and Colorado and any other jurisdiction requested by the Administrative Agent; other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03.
(n)    The Administrative Agent and each of the Lenders shall have received, at least five days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, to the extent requested in writing of the Borrower at least 10 days prior to the Effective Date.
(o)    The Administrative Agent shall have received a Solvency Certificate, duly executed by a Financial Officer and dated as of the Effective Date.
(p)    The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 2:00 p.m., New York, New York time, on September 14, 2018 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
Section 6.02    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Material Adverse Effect shall have occurred.
(c)    The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date.
(d)    The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or any Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.
(e)    The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.
Each Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through Section 6.02(c).

ARTICLE VII
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:

Section 7.01    Organization; Powers. Each of Holdings, the Borrower and the Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.
Section 7.02    Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action (including, without limitation, any action required to be taken by any class of directors of Holdings or the Borrower, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 7.03    Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of Holdings, the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default or Event of Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Holdings, the Borrower or any Restricted Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Holdings, the Borrower or any Restricted Subsidiary or its Properties, or give rise to a right thereunder to require any payment to be made by Holdings, the Borrower or such Restricted Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of Holdings, the Borrower or any Subsidiary (other than the Liens created by the Loan Documents).
Section 7.04    Financial Condition; No Material Adverse Change.
(a)    The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of operations, stockholders’ equity, comprehensive loss and cash flows as of and for the fiscal year ended December 31, 2017, certified by its independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Restricted Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.
(b)    Since December 31, 2017, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the

Borrower and its Restricted Subsidiaries has been conducted only in the ordinary course consistent with past business practices.
(c)    Neither the Borrower nor any Restricted Subsidiary has on the date hereof any material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.
Section 7.05    Litigation.
(a)    Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting Holdings, the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.
(b)    Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of a Material Adverse Effect.
Section 7.06    Environmental Matters. Except as could not be reasonably expected to have a Material Adverse Effect (or with respect to (a)(ii), (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):
(a)    (i) neither any Property of the Borrower or any Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws and (ii) neither the Borrower nor any of its Subsidiaries (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has become subject to any Environmental Liability, (C) has received notice of any claim with respect to any Environmental Liability or (D) knows of any basis for any Environmental Liability.
(b)    no Property of the Borrower or any Subsidiary nor the operations currently conducted thereon or, to the knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.
(c)    all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each Subsidiary, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed, and the Borrower and each Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.
(d)    all hazardous substances, solid waste and oil and gas waste, if any, generated at any and all Property of the Borrower or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.
(e)    the Borrower has taken all steps reasonably necessary to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and there has been no actual or threatened Release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of the Borrower or any Subsidiary except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.
(f)    to the extent applicable, all Property of the Borrower and each Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA, and the Borrower does not have any reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement.
(g)    neither the Borrower nor any Subsidiary has any known contingent liability or Remedial Work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.
Section 7.07    Compliance with the Laws and Agreements; No Defaults.
(a)    Each of Holdings, the Borrower and each Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    None of Holdings, the Borrower or any Restricted Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require Holdings, the Borrower or a Restricted Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Debt is outstanding or by which Holdings, the Borrower or any Restricted Subsidiary or any of their Properties is bound.
(c)    No Default or Event of Default has occurred and is continuing.
Section 7.08    Investment Company Act. None of Holdings, the Borrower or any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.
Section 7.09    Taxes. Each of Holdings, the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of Holdings, the Borrower and its Restricted Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge, other than Tax Liens or claims that are Excepted Liens.
Section 7.10    ERISA.
(a)    Holdings, the Borrower, the Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.
(b)    Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code. No ERISA Event has occurred or is reasonably likely to occur.
(c)    No act, omission or transaction has occurred which could result in imposition on Holdings, the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (1) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.
(d)    No liability to the PBGC (other than for the payment of current premiums which are not past due) by Holdings, the Borrower, any Subsidiary or any ERISA Affiliate has been or is expected by Holdings, the Borrower, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.
(e)    In all material respects, full payment when due has been made of all amounts which Holdings, the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and there has been no failure to satisfy the minimum funding standards (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived with respect to any Plan.
(f)    The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.
(g)    None of Holdings, the Borrower, the Subsidiaries or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.
(h)    None of Holdings, the Borrower, the Subsidiaries or any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.
(i)    None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations).

Section 7.11    Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of Holdings, the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to Holdings, the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of Holdings, the Borrower or any of its Subsidiaries prior to, or on, the date hereof in connection with the transactions contemplated hereby. There are no statements or conclusions in any Reserve Report or any projections delivered under Section 9.18 which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report or any projections delivered under Section 9.18 are necessarily based upon professional opinions, estimates and projections and that Holdings, the Borrower and any its Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.
Section 7.12    Insurance. Holdings has, and has caused all its Restricted Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of Holdings, the Borrower and its Restricted Subsidiaries. Schedule 7.12, as of the date hereof, sets forth a list of all insurance maintained by Holdings, the Borrower and all its Restricted Subsidiaries. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.
Section 7.13    Restriction on Liens. None of Holdings, the Borrower or any of the Restricted Subsidiaries is a party to any material agreement or arrangement (other than Capital Leases creating Liens permitted by Section 9.03(c), but then only on the Property subject of such Capital Lease), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Indebtedness and the Loan Documents, under which all necessary and appropriate authorizations and consents have been obtained.
Section 7.14    Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries, each Subsidiary is a Wholly-Owned Subsidiary, the Borrower has no Foreign Subsidiaries and all Subsidiaries are Restricted Subsidiaries. Neither the Borrower nor any Restricted Subsidiary has any Foreign Subsidiaries other than Foreign Subsidiaries permitted by Section 9.15.

Section 7.15    Location of Business and Offices. The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of Delaware is HighPoint Operating Corporation; and the organizational identification number of the Borrower in Delaware is 3519555 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(1) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive office is located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(k) and Section 12.01(c)). Each Restricted Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(I)).
Section 7.16    Properties; Titles, Etc.
(a)    Except as disclosed in Schedule 7.16, each of the Borrower and the Restricted Subsidiaries has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Borrower or the Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such Property.
(b)    All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to result in a Material Adverse Effect.
(c)    The rights and Properties presently owned, leased or licensed by the Borrower and the Restricted Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Restricted Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.
(d)    All of the Properties of the Borrower and the Restricted Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.
(e)    The Borrower and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Restricted Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Restricted Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.
Section 7.17    Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Government Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by Government Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties). All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Restricted Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Restricted Subsidiaries, in a manner consistent with the Borrower’s or its Restricted Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expect to have a Material Adverse Effect).
Section 7.18    Gas Imbalances, Prepayments. As of the date hereof, except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of its Restricted Subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding two (2.0) bcf of gas (on an mcf equivalent basis) in the aggregate.
Section 7.19    Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Restricted Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity except as disclosed in Schedule 7.19 or the most recently delivered Reserve Report), no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or its Restricted Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.
Section 7.20    Swap Agreements. Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(d), sets forth, a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.21    Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used to refinance the Existing Credit Agreement and to provide working capital for exploration and production operations and to provide funding for general corporate purposes of the Borrower and its Restricted Subsidiaries, including the acquisition of exploration and production properties and expenditures associated with the conversion of properties to proved developed producing properties and related activities thereto and, subject to the terms thereof, the redemption specified in Section 9.04(b). The Borrower and its Restricted Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.
Section 7.22    Solvency. After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Borrower and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Borrower and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.
Section 7.23    Anti-Corruption Laws and Sanctions.
(a)    The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by Holdings, the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Holdings, the Borrower and its Subsidiaries and to the knowledge of the Borrower, the respective officers, employees, directors and agents of Holdings, the Borrower and its Subsidiaries, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) Holdings, the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of the respective directors, officers or employees of the Borrower and its Subsidiaries, or (ii) to the knowledge of the Borrower, any agent of Holdings, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.
(b)    Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any of its Subsidiaries has committed a material violation of the FCPA, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.
Section 7.24    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

Section 7.25    Security Documents. The Security Instruments are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Mortgaged Property and other collateral more particularly described therein, together with all proceeds thereof. The Indebtedness is secured by legal, valid and enforceability first priority perfected Liens in favor of the Administrative Agent, covering and encumbering (a) at least 85% of the total value of the Oil and Gas Properties, (b) the collateral granted pursuant to the Guarantee and Collateral Agreement, including the pledged Equity Interests, securities accounts and deposit accounts, in each case to the extent perfection has occurred, as the case may be, by the recording of a mortgage, the filing of a UCC financing statement, or, in the case of deposit accounts and securities accounts, by obtaining of “control” or, with respect to Equity Interests represented by certificates, by control (in each case, to the extent available in the applicable jurisdiction); provided that, except in the case of pledged Equity Interests, Liens permitted by Section 9.03 may exist.

ARTICLE VIII
AFFIRMATIVE COVENANTS
Until Payment in Full, the Borrower covenants and agrees with the Lenders that:
Section 8.01    Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(a)    Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of Holdings, its (i) audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its Consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) unaudited balance sheet, income statement and related statement of cash flows as of the end of and for the fiscal year most recently ended which provides consolidating statements, including statements demonstrating eliminating entries, if any, with respect to any Unrestricted Subsidiaries, in such form as would be presentable to the auditors of Holdings.
(b)    Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, its (i) consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings and its Consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (ii) unaudited balance sheet, income statement and related statement of cash flows as of the end of and for the fiscal quarter most recently ended which provides consolidating statements, including statements demonstrating eliminating entries, if any, with respect to any Unrestricted Subsidiaries, in such form as would be presentable to the auditors of Holdings..

(c)    Certificate of Financial Officer -- Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 8.13(b) and Section 9.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.
(d)    Certificate of Financial Officer -- Swap Agreements.
(i)    Concurrently with the delivery of each Reserve Report hereunder, a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement.
(ii)    Together with the delivery of the compliance certificate under Section 8.01(c), the Borrower will deliver a certificate of a Financial Officer comparing aggregate notional volumes of all Swap Agreements which were in effect during such period (other than basis differential swaps) and the actual production volumes for each of natural gas and crude oil during such period, which certificate shall certify that the hedged volumes for each of natural gas and crude oil did not exceed 100% of actual production or if such hedged volumes did exceed actual production, specify the amount of such excess.
(e)    Certificate of Insurer -- Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.
(f)    Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter (except standard and customary correspondence) submitted to Holdings, the Borrower or any of its Restricted Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of Holdings, the Borrower or any such Restricted Subsidiary, and a copy of any response by Holdings, the Borrower or any such Restricted Subsidiary, or the board of directors of Holdings, the Borrower or any such Restricted Subsidiary, to such letter or report.
(g)    SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, the Borrower or any Restricted Subsidiary with the SEC, or with any national securities exchange, or distributed by Holdings, the Borrower to its shareholders generally, as the case may be; provided, that documents required to be furnished pursuant to this Section 8.01(g) may be delivered electronically and if so delivered, shall be deemed furnished on the date (i) on which Holdings, the Borrower posts such documents, or provides a link thereto, on Holdings or the Borrower’s website on the Internet at the website address: www.hpres.com or such documents are posted on EDGAR, or (ii) on which such documents are posted on Holdings or the Borrower’s behalf on Intralinks or another relevant website to which the Administrative

Agent and the Lenders have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).
(h)    Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation (other than capital call notices and communications related thereto), indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.
(i)    Lists of Purchasers. Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.12, a list of Persons purchasing Hydrocarbons from the Borrower or any Restricted Subsidiary accounting for at least 85% of the revenues resulting from the sale of all Hydrocarbons in the one-year period prior to the “as of” date of such Reserve Report.
(j)    Notice of Casualty Events. Prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.
(k)    Information Regarding Borrower and Guarantors. Prompt written notice (and in any event at least ten (10) Business Days prior thereto) of any change (i) in the Borrower or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Guarantor’s federal taxpayer identification number.
(l)    Production Report and Lease Operating Statements. Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.12, a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.
(m)    Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of Holdings, the Borrower or any Restricted Subsidiary.
(n)    Notices Related to Oil and Gas Properties and Swap Agreements.
(i)    Notice of Sales of Oil and Gas Properties and Unwinds of Swap Agreements. In the event the Borrower or any other Loan Party intends to (A) sell, transfer, assign or otherwise dispose of any Oil and Gas Properties included in the most recently delivered Reserve Report (or any Equity Interests of any Loan Party that owns Oil and Gas Properties included in the most recently delivered Reserve Report) and/or (B) Unwind Swap Agreements, in one or a series of related transactions where the mark-to-market value thereof or net cash proceeds are in excess of $25,000,000, prior written notice of the foregoing (of at least five (5) Business Days or such shorter time as the Administrative Agent may agree), the price thereof, in the case of such Oil and Gas Properties (or any Equity Interests of any Loan Party that owns such Oil and

Gas Properties), and, in each case, the anticipated decline in the mark-to-market value thereof or net cash proceeds therefrom, and, in each case, the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent or any Lender (including any definitive documentation).
(ii)    Notices of Acquisitions of Oil and Gas Properties. Promptly, but in any event within five (5) Business Days, written notice of any Material Acquisition.
(iii)    Notice of Casualty Events. Promptly, but in any event within five (5) Business Days, written notice of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event, in each case, of any Property of any Loan Party having a fair market value in excess of $10,000,000.
(o)    Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Restricted Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA and to which the Borrower has access upon reasonable inquiry), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.
Section 8.02    Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:
(a)    the occurrence of any Default or Event of Default;
(b)    the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration previously disclosed to the Lenders that, if adversely determined, could reasonably be expected to result in liability in excess of $15,000,000;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings, the Borrower and its Restricted Subsidiaries in an aggregate amount exceeding $1,000,000;
(d)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and
(e)    any material change in accounting or financial reporting practices by Holdings or any of its Restricted Subsidiaries.
Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 8.03    Existence; Conduct of Business. Holdings and the Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect;

provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.11.
Section 8.04    Payment of Obligations. Holdings and the Borrower will, and will cause each Restricted Subsidiary to, pay its obligations, including Tax liabilities of Holdings, the Borrower and all of its Restricted Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Holdings, the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of Holdings, the Borrower or any Restricted Subsidiary.
Section 8.05    Performance of Obligations under Loan Documents. The Borrower will pay the Loans according to the reading, tenor and effect thereof, and the Borrower will, and will cause each Restricted Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.
Section 8.06    Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each Restricted Subsidiary to:
(a)    operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.
(b)    keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities.
(c)    promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.
(d)    promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.
(e)    operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.

(f)    to the extent the Borrower is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06.
Section 8.07    Insurance. Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.
Section 8.08    Books and Records; Inspection Rights. Holdings and the Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Holdings and the Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested on an individual and aggregate basis.
Section 8.09    Compliance with Laws. Holdings and the Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 8.10    Environmental Matters.
(a)    The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release, and shall cause each Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s and its Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.
(b)    The Borrower will promptly, but in no event later than five Business Days of the occurrence of a triggering event, notify the Administrative Agent in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Borrower or its Subsidiaries or their Properties of which the Borrower has knowledge in connection with any applicable Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $10,000,000, not fully covered by insurance, subject to normal deductibles.
(c)    The Borrower will, and will cause each Subsidiary to, undertake reasonable environmental audits and tests in accordance with reasonable industry standards upon the request of the Administrative Agent no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority).
Section 8.11    Further Assurances.
(a)    Holdings and the Borrower at their expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of Holdings and the Borrower or any Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent to ensure that the Administrative Agent, on behalf of the Secured Parties, has a perfected security interest in all assets of the Loan Parties. In addition, at the Administrative Agent’s request, the Borrower, at its sole expense, shall provide any information requested to identify any Collateral, a customary “lease to well” reconciliation schedule, list or similar item, exhibits to Mortgages in form and substance reasonably satisfactory to the Administrative Agent (which such exhibits shall be in recordable form for the applicable jurisdiction) or any other information requested in connection with the identification of any Collateral.
(b)    The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Guarantor where permitted by law, which financing statements may contain a description of collateral that describes such property in any manner as the Administrative Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the collateral consistent with the terms of the Loan Documents, including describing such property as “all assets” or “all property” or words of similar effect. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.
Section 8.12    Reserve Reports.
(a)    On or before March 1st and September 1st of each year, commencing March 1, 2019, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report. The Reserve

Report as of December 31 of each year shall be prepared by one or more Approved Petroleum Engineers or by or under the supervision of the chief engineer of the Borrower and audited or reviewed by one or more Approved Petroleum Engineers, and all other Reserve Reports shall be prepared by or under the supervision of the chief engineer of the Borrower and otherwise in a manner consistent with the preceding December 31st Reserve Report. Each Reserve Report prepared by or under the supervision of the chief engineer of the Borrower shall be certified by the chief engineer to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report; provided that at any time prior to delivery of such Reserve Report the Administrative Agent may, or at the direction of the Super-Majority Lenders shall, elect to use the most recently delivered Reserve Report, which such Reserve Report may be rolled forward in a customary manner.
(b)    In the event of a request for an Interim Redetermination pursuant to Section 2.07(b), the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than forty-five (45) days following the receipt of such request.
(c)    With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower or its Restricted Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, (A) on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Restricted Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor and (B) there is no take-or-pay or ship-or-pay contract having a value in excess of $10,000,000 that has not been disclosed in a previous Reserve Report Certificate, (iv) none of their Oil and Gas Properties evaluated in the previously delivered Reserve Report having an aggregate value in excess of $25,000,000 have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all such Oil and Gas Properties in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the Borrowing Base that the value of such Mortgaged Properties represent and that such percentage is in compliance with Section 8.13(a) (the certificate described herein, the “Reserve Report Certificate”). For the avoidance of doubt, a Reserve Report Certificate shall be delivered concurrently with the delivery of each Reserve Report.
Section 8.13    Title Information.
(a)    On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrower will deliver title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 85% of the total value of the proved Oil and Gas Properties evaluated by such Reserve Report.
(b)    If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties (or such longer period as the Administrative Agent may approve in its sole discretion), either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 85% of the value of the proved Oil and Gas Properties evaluated by such Reserve Report.
(c)    If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 85% of the value of the proved Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Super-Majority Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Super-Majority Lenders are not satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 85% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Super-Majority Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 85% of the value of the proved Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.
Section 8.14    Additional Collateral; Additional Guarantors.
(a)    In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) to ascertain whether the Mortgaged Properties represent at least 85% of the total value of the proved Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 85% of such total value, then the Borrower shall, and shall cause its Restricted Subsidiaries to, promptly, but in any event no later than 60 days, after the date such Reserve Report is delivered to the Administrative Agent, grant to the Administrative Agent as security for the Indebtedness a first-priority Lien interest (subject only to Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 85% of such total value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate)

counterparts for recording purposes. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its Oil and Gas Properties and such Restricted Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b). It is understood that the obligation to pledge and provide first priority perfected liens on only 85% (rather than 100%) of the total value of the proved Oil and Gas Properties is a matter of administrative convenience only and it is the intention of the parties that the Administrative Agent benefit from an all assets pledge of the Loan Parties’ Properties; accordingly the percentage of the total value of the proved Oil and Gas Properties pledged to the Administrative Agent for the benefit of the Secured Parties may be up to 100% at any time.
(b)    The Borrower shall cause each Domestic Restricted Subsidiary (other than any FSHCO or any Subsidiary classified as such based on the Borrower or any Subsidiary being a general partner thereof, unless such Subsidiary is a Wholly-Owned Subsidiary), promptly, but in any event no later than 60 days after such Domestic Restricted Subsidiary becomes such, to guarantee the Indebtedness pursuant to the Guaranty Agreement. In connection with any such guaranty, the Borrower shall, or shall cause such Domestic Restricted Subsidiary to, promptly, but in any event no later than 60 days, after such Domestic Restricted Subsidiary becomes such, (A) execute and deliver a supplement to the Guaranty Agreement executed by such Domestic Restricted Subsidiary, (B) pledge all of the Equity Interests of such Domestic Restricted Subsidiary (including, without limitation, delivery of original stock certificates evidencing the Equity Interests of such Domestic Restricted Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (C) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.
(c)    In the event that the Borrower or any Domestic Restricted Subsidiary becomes the owner of a Foreign Subsidiary, then the Borrower shall, or shall cause such Domestic Restricted Subsidiary to promptly, but in any event no later than 60 days after such Foreign Subsidiary becomes so owned, , (A) pledge 65% of all the Equity Interests of such Foreign Subsidiary (including, without limitation, delivery of original stock certificates evidencing such Equity Interests of such Foreign Subsidiary, together with appropriate stock powers for each certificate duly executed in blank by the registered owner thereof) and (B) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.
(d)    Any Person that must guarantee the Indebtedness in order for the Borrower to be in compliance with Section 9.04(b)(ii)(A)(4) shall guarantee the Indebtedness pursuant to the Guaranty Agreement. In connection with any such guaranty, the Borrower shall, or shall cause such Person to, promptly, but in any event no later than 60 days after the date required thereby, (A) execute and deliver a supplement to the Guaranty Agreement executed by such Person, and (B) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent. If at any time such Person is not otherwise required to guarantee the Indebtedness hereunder (whether pursuant to the other provisions of this Section 8.14 or otherwise) or under any other Loan Document, then upon receipt by the Administrative Agent of evidence satisfactory to it that such Person has been fully and finally released from its guarantee obligations in respect of the Permitted Debt, such person shall be released from its guarantee obligations with respect to the Indebtedness and the Administrative Agent shall, at the sole cost and expense of the Borrower, execute such further documents and do all such further acts so as to reasonably evidence such release.
(e)    Holdings shall (i) guarantee the Indebtedness pursuant to the Guaranty Agreement, (ii) provide such documents and instruments as may be necessary to provide perfected security interests on its Property in favor of the Administrative Agent in accordance with the Guaranty Agreement, (iii) pledge all of the Equity Interests of the Borrower (including, without limitation, delivery of original stock certificates evidencing the Equity Interests of the Borrower, together with an appropriate undated stock powers for each certificate duly executed in blank by Holdings) and (iv) execute and deliver such other additional closing documents, certificates and legal opinions in connection therewith as shall reasonably be requested by the Administrative Agent.
(f)    The Borrower will at all times cause the other material tangible and intangible assets of the Borrower and each Loan Party to be subject to a Lien of the Security Instruments.
Section 8.15    ERISA Compliance. Holdings and the Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) promptly upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action Holdings, the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) promptly upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), Holdings and the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code and of section 302 of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.
Section 8.16    Anti-Corruption Laws and Sanctions. Holdings and the Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Holdings, the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions
Section 8.17    Unrestricted Subsidiaries
(a)    The Borrower may designate any Restricted Subsidiary as an Unrestricted Subsidiary upon delivery to the Administrative Agent of written notice from the Borrower; provided that immediately before and after such designation, (i) no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in pro forma compliance with Section 9.01(a) and Section 9.01(b), (iii) no Borrowing Base Deficiency not otherwise cured shall be existing or result therefrom, and (iv) the Borrower is in compliance with Section 9.05(m) and the representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) on and as of the date of such designation, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such designation, such representations and warranties shall continue to be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) as of such specified earlier date. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary and any disposition of property to an Unrestricted Subsidiary shall constitute (i) an Investment under Section 9.05 as of the date of designation or disposition, as applicable, in an amount equal to the fair market value of the Borrower’s or Restricted Subsidiary’s investment therein and (ii) a Disposition as of the date of designation or Disposition, including for purposes of the provisions of Section 9.12.
(b)    The Borrower may designate any Unrestricted Subsidiary as a Restricted Subsidiary once upon delivery of written notice to the Administrative Agent; provided that such designation (i) shall constitute the incurrence at the time of designation of any Debt and Liens of such Subsidiary existing at such time, (ii) shall constitute a reduction in any Investment under Section 9.05 to the extent that such Investment was attributable to such Restricted Subsidiary being an Unrestricted Subsidiary at the date of designation in an amount equal to the fair market value of the Borrower’s or Restricted Subsidiary’s investment therein, it being understood that any incurrence of Debt and Liens in connection herewith shall require compliance with Section 9.02 and Section 9.03, as applicable and (iii) shall require the Borrower to be in compliance with Section 9.01(a) and Section 9.01(b) immediately before such designation and in pro forma compliance immediately after such designation.
(c)    The Borrower will cause the management, business and affairs of each of the Borrower and its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and its respective Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from Borrower and the Restricted Subsidiaries. The Borrower will (i) not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Debt of any of the Unrestricted Subsidiaries and (ii) will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Debt of, the Borrower or any Restricted Subsidiary. The Borrower will not permit any Unrestricted Subsidiary to incur any Debt which is not Non-Recourse Debt.
Section 8.18    Post-Closing Obligations. The Borrower will, within 60 days of the Effective Date (subject to extension at the Administrative Agent’s sole discretion), cause deposit accounts and securities accounts of the Loan Parties in existence as of the Effective Date, other than any Excluded Accounts, to be Controlled Accounts. The Borrower will, within 60 days of establishing a deposit account or securities account after the Effective Date, cause such deposit or securities account to be subject to an Account Control Agreement in form and substance reasonably satisfactory to the Administrative Agent naming the Administrative Agent as the secured party thereunder for the benefit of the Secured Parties.
ARTICLE IX
NEGATIVE COVENANTS
Until Payment in Full the Borrower covenants and agrees with the Lenders that:
Section 9.01    Financial Covenants.
(a)    Ratio of Total Debt to EBITDAX. The Borrower will not, as of any date of determination, permit Holdings’ ratio of Total Debt as of such day to EBITDAX for the most recent four Fiscal Quarters for which financial statements are available to be greater than 4.0 to 1.0.
(b)    Current Ratio. The Borrower will not permit, as of the last day of any Fiscal Quarter, Holdings’ ratio of (i) consolidated current assets (including the unused amount of the total Commitments, but excluding non-cash assets under ASC Topic 815, formerly FAS 133) to (ii) consolidated current liabilities

(excluding non-cash obligations under ASC Topic 815, formerly FAS 133, that may be classified as current liabilities) to be less than 1.0 to 1.0.
Section 9.02    Debt. The Borrower will not, and will not permit any Restricted Subsidiary to, incur, create, assume or suffer to exist any Debt, except:
(a)    the Loans or other Indebtedness arising under the Loan Documents or any guaranty of or suretyship arrangement for the Loans or other Indebtedness arising under the Loan Documents.
(b)    Debt of the Borrower and its Restricted Subsidiaries existing on the Effective Date and set forth on Schedule 9.02 attached hereto and any Permitted Refinancing Debt in respect thereof.
(c)    accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than one hundred twenty (120) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.
(d)    Debt under Capital Leases not to exceed $100,000,000 in the aggregate at any one time outstanding.
(e)    Debt associated with worker’s compensation claims, performance, bid, surety or similar bonds or surety obligations required by Governmental Requirements or third parties in connection with the operation of the Oil and Gas Properties.
(f)    intercompany Debt between the Borrower and any Restricted Subsidiary or between Restricted Subsidiaries to the extent permitted by Section 9.05(g); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of its Wholly-Owned Restricted Subsidiaries, and, provided further, that any such Debt owed by either the Borrower or a Guarantor shall be subordinated on terms reasonably acceptable to the Administrative Agent.
(g)    endorsements of negotiable instruments for collection in the ordinary course of business.
(h)    Permitted Debt incurred after the Effective Date, the principal amount of which does not exceed $1,000,000,000 in the aggregate at any one time outstanding and any guarantees thereof; provided that (i) the Borrower shall furnish notice to the Administrative Agent of such Permitted Debt contemporaneously with the incurrence of such Debt, (ii) at the time of incurring such Permitted Debt (A) no Default or Event of Default has occurred and is then continuing and (B) no Default or Event of Default would result from the incurrence of such Permitted Debt after giving effect to the incurrence of such Permitted Debt (and any concurrent repayment of Debt with the proceeds of such incurrence), (iii) the incurrence of such Permitted Debt (and any concurrent repayment of Debt with the proceeds of such incurrence) would not result in the total Revolving Credit Exposure exceeding the Borrowing Base after giving effect to any adjustment in the Borrowing Base pursuant to Section 2.07(e), (iv) such Permitted Debt does not have any scheduled amortization prior to the date which is one year after the Maturity Date, (v) such Permitted Debt does not have a scheduled maturity sooner than the date which is one year after the Maturity Date, and (vi) concurrently with the incurrence of such Permitted Debt (except to the extent such Permitted Debt constitutes Permitted Refinancing Debt issued in exchange for or to Redeem or otherwise refinance outstanding Permitted Debt), the Borrowing Base is adjusted pursuant to Section 2.07(e).

(i)    other Debt not to exceed $75,000,000 in the aggregate at any one time outstanding.
Section 9.03    Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:
(a)    Liens securing the payment of any Indebtedness.
(b)    Excepted Liens.
(c)    Liens securing Capital Leases permitted by Section 9.02(d) but only on the Property under lease.
(d)    Liens on Property not constituting collateral for the Indebtedness and not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this Section 9.03(d) shall not exceed $50,000,000 at any time.
Section 9.04    Dividends, Distributions and Redemptions; Repayment of Permitted Debt.
(a)    Restricted Payments. Holdings will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except (i) Holdings may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock), (ii) the Borrower and Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) so long as no Event of Default has occurred and is continuing, Holdings may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Holdings and its Restricted Subsidiaries and (iv) if, on the Restricted Payment Date, (A) no Event of Default has occurred and is continuing, (B) the Revolving Credit Exposures do not exceed the Borrowing Base then in effect, (C) after giving pro forma effect to the proposed transaction (1) the sum of (x) the unused portion of the Commitments and (y) unencumbered cash and Investments under Section 9.05(c) through Section 9.05(f) exceeds 15% of the Borrowing Base then in effect and (D) Total Debt as of such Restricted Payment Date to EBITDAX for the most recent four Fiscal Quarters for which financial statements are available is less than 3.0 to 1.0, then Holdings may make any Restricted Payment.
(b)    Repayment of Permitted Debt; Amendment of Permitted Debt Documents. The Borrower will not, and will not permit any Restricted Subsidiary to, prior to the date that is ninety-one (91) days after the Scheduled Maturity Date: (i) unless (A) no Event of Default has occurred and is continuing, (B) the Revolving Credit Exposures do not exceed the Borrowing Base then in effect, (C) after giving pro forma effect to the proposed Redemption of Permitted Debt (1) the sum of (x) the unused portion of the Commitments and (y) unencumbered cash and Investments under Section 9.05(c) through Section 9.05(f) exceeds 15% of the Borrowing Base then in effect and (D) Total Debt as of the date on which the Redemption of Permitted Debt occurs to EBITDAX for the most recent four fiscal quarters for which financial statements are available is less than 3.0 to 1.0, call, make or offer to make any voluntary or optional Redemption of or otherwise voluntarily or optionally Redeem (whether in whole or in part) any Permitted Debt, (ii) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Permitted Debt Documents with respect to any Permitted Debt if (A) the effect thereof is (1) to shorten its maturity or average life, (2) to require any payment of principal thereof (except payments permitted by Section 9.04(b)(i)), (3) to increase the rate of interest payable in cash so that the aggregate of all such interest payable in cash exceeds market rates then in effect (and for purposes of this clause original issue discount and Equity Interests issued to the holders of such Debt as consideration for the acceptance of such Debt shall not constitute interest) plus an additional default rate not to exceed 2% per annum or shorten any period for payment of any such cash interest or modify the method of calculating the interest rate or (4) to add any guarantor or surety, unless such guarantor or surety also guarantees the Indebtedness pursuant to the Guaranty Agreement and each of the Borrower and such guarantor or surety otherwise complies with Section 8.14(d), (B) such action requires the payment of a consent, amendment, waiver or other similar fee in excess of 2.5% in any 12-month period, (C) such action adds covenants or defaults to the extent more restrictive, taken as a whole, than those contained in this Agreement and the other Loan Documents unless the Borrower and Guarantors shall have executed and delivered a contemporaneous amendment to this Agreement and the other Loan Documents to make comparable changes to this Agreement or the other Loan Documents or (D) such action secures any such Debt; or (iii) designate any Debt (other than obligations of Holdings, the Borrower and Restricted Subsidiaries pursuant to the Loan Documents) as “Designated Senior Indebtedness” or “Designated Guarantor Senior Indebtedness” or give any such other Debt any other similar designation for the purpose of the Permitted Debt Documents.
Section 9.05    Investments, Loans and Advances. The Borrower will not, and will not permit any Restricted Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:
(a)    Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.05.
(b)    accounts receivable arising in the ordinary course of business.
(c)    direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof.
(d)    commercial paper maturing within one year from the date of creation thereof rated no lower than A2 or P2 by S&P or Moody’s, respectively.
(e)    deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively or, in the case of any Foreign Subsidiary, a bank organized in a jurisdiction in which the Foreign Subsidiary conducts operations having assets in excess of $500,000,000 (or its equivalent in another currency).
(f)    deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e).
(g)    Investments (i) made by the Borrower in or to the Guarantors, (ii) made by any Restricted Subsidiary in or to the Borrower or any Guarantor; (iii) made by the Borrower or any Restricted Subsidiary in or to any Domestic Restricted Subsidiary that is not a Guarantor plus amounts invested under Section 9.05(h) in an aggregate amount at any one time outstanding not to exceed $50,000,000, and (iv) made by the Borrower or any Restricted Subsidiary in or to any Foreign Restricted Subsidiary in an aggregate amount at any one time outstanding not to exceed $50,000,000.

(h)    subject to the limits in Section 9.06, Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities or joint ventures (each a “Venture”) entered into by the Borrower or a Restricted Subsidiary with others in the ordinary course of business; provided that (i) any such Venture is engaged either exclusively in (1) oil and gas exploration, development and production associated with the Borrower’s or its Restricted Subsidiary’s Oil and Gas Properties or (2) constructing and operating gathering and pipeline systems, treatment or processing facilities, compression facilities and other related facilities for the treatment, transportation or storage of Hydrocarbons on the Borrower’s Oil and Gas Properties, (ii) the interest in such Venture is acquired in the ordinary course of business and on fair and reasonable terms and (iii) such Venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding, an amount equal to $100,000,000.
(i)    subject to the limits in Section 9.06, Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America and Canada.
(j)    entry into operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the oil and gas business, excluding, however, Investments in other Persons; provided, however, that none of the foregoing shall involve the incurrence of any Debt not permitted by Section 9.02.
(k)    loans and advances to directors, officers and employees permitted by applicable law not to exceed $3,500,000 in the aggregate at any time.
(l)    Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any Restricted Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Restricted Subsidiaries.
(m)    other Investments (including Investments in Unrestricted Subsidiaries) not to exceed $75,000,000 in the aggregate at any time.
Section 9.06    Nature of Business; International Operations; Foreign Subsidiaries. Neither the Borrower nor any Restricted Subsidiary will allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. From and after the date hereof, the Borrower and its Restricted Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States and Canada.
Section 9.07    Limitation on Leases. Neither the Borrower nor any Restricted Subsidiary will create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and the Restricted Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $50,000,000 in any period of twelve consecutive calendar months during the life of such leases.
Section 9.08    Proceeds of Loans. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.21. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.
Section 9.09    ERISA Compliance. Holdings, the Borrower and the Subsidiaries will not at any time:
(a)    engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (1) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code, if either of which would have a Material Adverse Effect.
(b)    terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could reasonably be expected to result in any liability of the Borrower, a Subsidiary or any ERISA Affiliate to the PBGC, if such liability could reasonably be expected to have a Material Adverse Effect.
(c)    fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto if such failure could reasonably be expected to have a Material Adverse Effect.
(d)    permit to exist, or allow any ERISA Affiliate to permit to exist, any failure to satisfy minimum funding obligations within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan which exceeds $5,000,000.
(e)    permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower, a Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.
(f)    contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan.
(g)    acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower or a Subsidiary or with respect to any ERISA Affiliate of the Borrower or a Subsidiary if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets

(computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by any amount in excess of $5,000,000.
(h)    incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA, if such liability could reasonably be expected to have a Material Adverse Effect.
(i)    contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability.
Section 9.10    Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any Restricted Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, neither the Borrower nor any Restricted Subsidiary will discount or sell (with or without recourse) to any other Person that is not the Borrower or a Guarantor any of its notes receivable or accounts receivable.
Section 9.11    Mergers, Etc. Neither the Borrower nor any Restricted Subsidiary will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (any such transaction, a “consolidation”); provided that:
(a)    The Borrower may merge with or into Holdings and any Restricted Subsidiary may participate in a consolidation with the Borrower (provided that the Borrower shall be the continuing or surviving Person) or any other Subsidiary that is a Domestic Restricted Subsidiary (provided that if one of such parties to the consolidation is a Foreign Subsidiary, such Domestic Restricted Subsidiary shall be the continuing or surviving Person) or with any Guarantor (provided that the surviving Person is a Guarantor or becomes a Guarantor under Section 8.14(b)), and if one of such Subsidiaries is a Wholly-Owned Subsidiary, then the surviving Person shall be a Wholly-Owned Subsidiary; and
(b)    any Foreign Restricted Subsidiary of the Borrower may participate in a consolidation with any one or more Foreign Restricted Subsidiaries; provided that if one of such Foreign Restricted Subsidiaries is a Wholly-Owned Subsidiary, the survivor shall be a Wholly-Owned Subsidiary.
Section 9.12    Sale of Properties. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Property except for (a) the sale of Hydrocarbons in the ordinary course of business; (b) farmouts of undeveloped acreage and assignments in connection with such farmouts; (c) the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such Restricted Subsidiary or is replaced by equipment of at least comparable value and use; (d) the sale or other disposition (including Casualty Events) of any Oil and Gas Property or any interest therein or any Restricted Subsidiary owning Oil and Gas Properties; provided that (i) with respect to any portion of such Oil and Gas Properties which are categorized as “proved, undeveloped”, “proved, developed, non-producing” or “proved, developed, producing”, 100% of the consideration received in respect of such sale or other disposition shall be cash or other Oil and Gas Properties then similarly classified, (ii) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Restricted Subsidiary subject of such sale or other disposition (as reasonably determined by the board of directors of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), (iii) if such sale or other disposition of Oil and Gas Property or Restricted Subsidiary owning Oil and Gas Properties included in the most recently delivered Reserve Report (including to the extent that such assets are relevant to operating expenses or net realized prices for Oil and Gas Properties included in the most recently delivered Reserve Report) during any period between two successive Scheduled Redetermination Dates has an Engineered Value that, when aggregated with the Swap Termination Value of derivatives terminated pursuant to Section 9.19, will exceed 5% of the amount of the then effective Borrowing Base (in each case, as reasonably determined by the Administrative Agent), individually or in the aggregate, then the Borrowing Base shall be reduced, effective immediately upon such sale or disposition, by an amount equal to the Engineered Value of such Oil and Gas Properties disposed of (as determined by the Administrative Agent and confirmed by the Super-Majority Lenders) and (iv) if any such sale or other disposition is of a Restricted Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Restricted Subsidiary; (e) sales, transfers, swaps or exchanges of Oil and Gas Properties or interests therein which are not then classified as “proved”; and (f) sales and other dispositions of Properties not regulated by Section 9.12(a) to (e) having a fair market value not to exceed $25,000,000 during any 6-month period. For the purposes of this Section 9.12, a disposition of Oil and Gas Properties shall be deemed to include the designation of a Restricted Subsidiary owning Oil and Gas Properties as an Unrestricted Subsidiary and the disposition, sale or other transfer or conveyance of Oil and Gas Properties, or Equity Interests in any Person owning Oil and Gas Properties, to an Unrestricted Subsidiary.
Section 9.13    Environmental Matters. The Borrower will not, and will not permit any Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any applicable Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.
Section 9.14    Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors and Wholly-Owned Restricted Subsidiaries of the Borrower) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.
Section 9.15    Subsidiaries. The Borrower shall not, and shall not permit any Restricted Subsidiary to, create or acquire any additional Restricted Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14(b) and Section 8.14(c). The Borrower shall not, and shall not permit any Restricted Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Restricted Subsidiary except in compliance with Section 9.12(d) or Section 9.12(e). Neither the Borrower nor any Restricted Subsidiary shall have any Foreign Subsidiaries other than Subsidiaries formed under the laws of Canada.
Section 9.16    Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Restricted Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith; provided, however, that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of (a) this Agreement or the Security Instruments, (b) any leases or licenses or similar contracts as they affect any Property or Lien subject to a lease or license, (c) any contract, agreement or understanding creating Liens on Capital Leases permitted by Section 9.03(c) (but only to the extent related to the Property on which such Liens were created), (d) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the equity or Property of such Restricted Subsidiary (or the Property that is subject to such restriction) pending the closing of such sale or disposition or (e) customary provisions with respect to the distribution of Property in joint venture agreements.
Section 9.17    Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower will not allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Restricted Subsidiary that would require the Borrower or such Restricted Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed two (2.0) bcf of gas (on an mcf equivalent basis) in the aggregate.
Section 9.18    Swap Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreements with any Person other than
(a)    Swap Agreements in respect of
(i)    crude oil (A) with an Approved Counterparty and (B) the notional volumes for which do not exceed,
(1)    for the three-year period following the date such Swap Agreement is executed, the greater of (I) 70% of the reasonably anticipated projected crude oil production from proved, probable and possible Oil and Gas Properties; and (II) 80% of the reasonably anticipated projected crude oil production from proved developed, producing Oil and Gas Properties, and
(2)    for periods thereafter to the sixtieth month following the date such Swap Agreement is executed, 90% of the reasonably anticipated projected crude oil production from proved developed, producing Oil and Gas Properties, and
(3)    no Swap Agreement in respect of crude oil shall have a tenor of greater than sixty months from the date such Swap Agreement is executed;
(ii)    natural gas (A) with an Approved Counterparty and (B) the notional volumes for which do not exceed,
(1)    for the three-year period following the date such Swap Agreement is executed, the greater of (I) 70% of the reasonably anticipated projected natural gas production from proved, probable and possible Oil and Gas Properties; and (II) 80% of the reasonably anticipated projected natural gas production from proved developed, producing Oil and Gas Properties, and
(2)    for periods thereafter to the sixtieth month following the date such Swap Agreement is executed, 90% of the reasonably anticipated projected natural gas production from proved developed, producing Oil and Gas Properties, and
(3)    no Swap Agreement in respect of natural gas shall have a tenor of greater than sixty months from the date such Swap Agreement is executed; and

(iii)    natural gas liquids (A) with an Approved Counterparty and (B) the notional volumes for which do not exceed,
(1)    for the three-year period following the date such Swap Agreement is executed, 70% of the reasonably anticipated projected natural gas liquids to be processed or recovered, and
(2)    for periods thereafter to the sixtieth month following the date such Swap Agreement is executed, 90% of the reasonably anticipated projected natural gas liquids to be processed or recovered from proved developed, producing Oil and Gas Properties, and
(3)    no Swap Agreement in respect of natural gas liquids shall have a tenor of greater than sixty months from the date such Swap Agreement is executed;
provided, however, that for purposes of this Section 9.18(a), put options and price floors shall be disregarded.
(iv)    The projections in subsections (i), (ii) and (iii) above will be adjusted as follows: (A) Oil and Gas Properties evaluated in the most recently delivered Reserve Report shall reflect the actual historical decline profile of such Oil and Gas Properties and (B) Oil and Gas Properties not evaluated in the most recently delivered Reserve Report shall reflect a reasonable decline profile based upon actual historical decline profiles of similar or analogous Oil and Gas Properties for each month during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately; provided that if on any date (a “Hedge Reset Date”) the unused amount of the Commitments is less than 20% of the then effective Borrowing Base, then until such time, if any, as the unused amount of Commitments is greater than or equal to 20% of the then effective Borrowing Base, the Borrower and its Restricted Subsidiaries will not enter into new Swap Agreements in respect of crude oil, natural gas or natural gas liquids if, as a result of such new Swap Agreements, the notional volume of crude oil, natural gas or natural gas liquids under such Swap Agreements would exceed 70% of total proved reserves for the twenty four months following the Hedge Reset Date and 80% of proved developed producing for the twenty-fifth to sixtieth months after the Hedge Reset Date.
(v)    During any quarterly period, the aggregate notional volumes of all Swap Agreements which were in effect during such period (other than basis differential swaps and combinations of swaps which together equate to basis differential swaps) for each of natural gas, crude oil and natural gas liquids shall not exceed the actual production volumes for each of natural gas and crude oil during such period or the actual volumes for natural gas liquids processed or recovered during such period. If, after the end of any calendar month, the Borrower determines that the aggregate volume of all commodity Swap Agreements for which settlement payments in respect of crude oil, natural gas or natural gas liquids, calculated separately, were calculated in such calendar month exceeded 100% of actual production of Hydrocarbons or volumes of natural gas liquids being processed or recovered in such calendar month, then within 15 days of such determination, the Borrower shall terminate, create off-setting positions or otherwise Unwind existing Swap Agreements such that, at such time, future hedging volumes will not exceed 100% of reasonably anticipated projected production in respect of natural gas or crude oil or reasonably anticipated projected volumes of natural gas liquids being processed or recovered for the then-current and any succeeding calendar months. In the case of any such offsetting positions, both the initial position and the offsetting position shall be disregarded for purposes of determining compliance with subsections (i), (ii) and (iii) above.
(b)    Swap Agreements in respect of interest rates with an Approved Counterparty, as follows:

(i)    Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Restricted Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 50% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a fixed rate, and
(ii)    Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Restricted Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate; and
(c)    Swap Agreements in effect prior to the Effective Date or which are thereafter approved in accordance with the policies and procedures authorized by the Borrower’s board of directors from time to time.
In no event shall any Swap Agreement (i) contain any requirement, agreement or covenant for the Borrower or any Restricted Subsidiary to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures or (ii) be entered into for speculative purposes. Concurrently with the delivery of each Reserve Report, the Borrower will furnish a projection of its reasonably anticipated projection of natural gas and crude oil (which shall reflect the adjustments referred to above) for the 36-month period commencing with the end of the calendar month during which the associated Reserve Report is delivered. The Borrower may supplement or update such projections at any time without any obligation to do so (but subject to the representation contained in Section 7.11).
During any quarterly period, the aggregate notional volumes of all Swap Agreements which were in effect during such period (other than basis differential swaps) for each of natural gas and crude oil shall not exceed the actual production volumes for each of natural gas and crude oil during such period.
Section 9.19    Swap Agreement Termination. Except upon the terms provided under Section 2.07(c), the Borrower shall maintain the hedged positions established pursuant to Swap Agreements used to calculate the then effective Borrowing Base and, except as may result from terminations, the creating of offsetting positions or the Unwinding of Swap Agreements as contemplated by Section 9.18(a)(v), shall neither assign, terminate or Unwind any such Swap Agreements nor sell any Swap Agreements if the effect of such action (when taken together with any other Swap Agreements executed contemporaneously with the taking of such action) would have the effect of canceling its positions under such Swap Agreements; provided that notwithstanding the foregoing, the Borrower may assign, terminate or Unwind Swap Agreements with the effect of canceling its position if it provides not less than 10 Business Days prior written notice of such intent to the Administrative Agent and the Lenders, and concurrently with such notice the Super-Majority Lenders shall have the right to adjust the Borrowing Base by giving written notice to the Borrower to reflect the effect on the Borrowing Base of such action; provided further that notwithstanding the foregoing, the Borrower may assign, terminate or Unwind such Swap Agreements during any period between two successive Scheduled Redetermination Dates to the extent that the sum of the Swap Termination Value and the Engineered Value of any sales or dispositions of Oil and Gas Properties pursuant to Section 9.12(d)(iii) during such period (in each case as reasonably determined by the Administrative Agent) will not exceed 5% of the then effective Borrowing Base without the consent of the Administrative Agent or the Lenders.
Section 9.20    Anti-Corruption Laws and Sanctions. The Borrower will not request any Borrowing or Letter of Credit, and Holdings and the Borrower shall not use, and shall not permit Holdings and the

Borrower’s Subsidiaries and their respective directors, officers, employees and agents to use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 9.21    Passive Holdco Status of Holdings. Holdings shall not engage in any operating or business activities; provided that the following and activities incidental thereto shall be permitted in any event: (a) its ownership of the Equity Interests of the Borrower and activities incidental thereto, (b) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (c) the performance of its obligations with respect to the Loan Documents and any other Debt, (d) any activities related to the maintenance of its public securities or maintenance of its status as a public company, (e) payment of dividends in accordance with the terms of this Agreement, making contributions to the capital of the Borrower and guaranteeing the obligations of the Borrower or any Restricted Subsidiary to the extent the obligations guaranteed are permitted under this Agreement (f) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (g) holding any cash incidental to any activities permitted under this Section, (h) providing indemnification to officers, managers and directors and (i) any activities incidental to the foregoing. Holdings shall not (x) incur any Liens other than those for the benefit of the Indebtedness, (y) own any Equity Interests other than those of the Borrower or (z) incur any Debt except pursuant to the Loan Documents or any Guarantee by Holdings of Debt of the Borrower and the Restricted Subsidiaries that would otherwise be permitted under this Section.
Section 9.22    Control Agreements. Neither the Borrower nor any Loan Party shall establish, hold or maintain any deposit account (other than any Excluded Account) unless (i) with respect to deposit accounts in existence on the Effective Date, within sixty (60) days after the Effective Date or (ii) with respect to deposit accounts established after the Effective Date, within sixty (60) days after the account is established, such deposit account becomes a Controlled Account. Until the proceeds of any Loans are transferred to a third party in accordance with the Loan Documents, neither the Borrower nor any Loan Party shall hold the proceeds of any Loans made under this Agreement in a deposit account and/or a security account unless such account is a Controlled Account, other than during such sixty (60) day period.
Section 9.23    Amendments to Organizational Documents. The Borrower shall not, and shall not permit any other Loan Party to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organizational Documents in any material respect that could reasonably be expected to be adverse to the interests of the Administrative Agent or the Lenders without the consent of the Administrative Agent.
Section 9.24    Changes in Fiscal Periods. The Borrower shall not, and shall not permit any other Loan Party to have its Fiscal Year end on a date other than December 31 or change the its method of determining Fiscal Quarters.

ARTICLE X
EVENTS OF DEFAULT; REMEDIES
Section 10.01    Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for payment or prepayment thereof, by acceleration or otherwise.
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Day
(c)    any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made.
(d)    Holdings, the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(h), Section 8.01(k), Section 8.02, Section 8.03, Section 8.12, Section 8.15 or in Article IX.
(e)    Holdings, the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower or (B) a Responsible Officer of the Borrower or such Subsidiary otherwise becoming aware of such default.
(f)    Holdings, the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Debt, when and as the same shall become due and payable and such failure continues after the applicable grace or notice period, if any, specified in the relevant document for such Material Debt.
(g)    any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require Holdings, the Borrower or any Restricted Subsidiary to make an offer in respect thereof.
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered.
(i)    Holdings, the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing, (vii) any partner, or stockholder of Holdings shall make any request or take any action for the purpose of calling a meeting of the partners or stockholders, as applicable, of the Borrower to consider a resolution to dissolve and wind up the Borrower’s affairs or (viii) Holdings or its Restricted Subsidiaries become unable, admit in writing its inability or fail generally to pay its or their debts as they become due.
(j)    one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered (other than with respect to deductible amounts) by independent third party insurance as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against Holdings, the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any Restricted Subsidiary to enforce any such judgment.
(k)    the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Restricted Subsidiary or any of their Affiliates shall so state in writing.
(l)    an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings, the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $5,000,000 in any year or (ii) $10,000,000 for all periods.
(m)    a Change in Control shall occur.
Section 10.02    Remedies.
(a)    In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent shall, at the request of the Majority Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section

10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor. Notwithstanding the foregoing, no amount received from any Guarantor (including from the liquidation or other disposition of collateral pledged by such Guarantor) shall be applied to any Excluded Swap Obligation of such Guarantor.
(b)    In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.
(c)    All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied: first, to reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments; second, to accrued interest on the Loans; third, to fees; fourth, pro rata to principal outstanding on the Loans and Indebtedness referred to in Clause (b) of the definition of Indebtedness owing to a Lender or an Affiliate of a Lender; fifth, to any other Indebtedness; sixth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and any excess shall be paid to the Borrower or as otherwise required by any Governmental Requirement.
ARTICLE XI
THE AGENTS
Section 11.01    Appointment; Powers. Each of the Lenders and each Issuing Bank hereby irrevocably (subject to Section 11.06) appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents. Without limiting the provisions of Sections 11.02 and 12.03, each Lender hereby consents to the Administrative Agent and any successor serving in such capacity and agrees not to assert any claim (including as a result of any conflict of interest) against the Administrative Agent, or any such successor, arising from the role of the Administrative Agent or such successor under the Loan Documents so long as it is either acting in accordance with the terms of such documents and otherwise has not engaged in gross negligence or willful misconduct.
Section 11.02    Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent specifically required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of Holdings, the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.
Section 11.03    Action by Administrative Agent. The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by any other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default or Event of Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default or Event of Default has occurred and is continuing, neither the Syndication Agents nor the Documentation Agents shall have any obligation to perform any act in respect thereof. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise no Agent shall be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith

INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.
Section 11.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and each Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 11.05    Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent in good faith after due inquiry. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 11.06    Resignation or Removal of Agents. Subject to the appointment and acceptance of a successor Agent as provided in this Section 11.06, any Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Borrower, and any Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with and upon the approval of the Borrower (so long as no Event of Default has occurred and is continuing), which approval shall not be unreasonably withheld, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation or removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders and each Issuing Bank, appoint a successor. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.
Section 11.07    Agents as Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.
Section 11.08    No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this

Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by Holdings, the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of Holdings, the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or the Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Holdings, the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Simpson Thacher & Bartlett LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.
Section 11.09    Authority of Administrative Agent to Release Collateral and Liens. Each Lender and Secured Party and each Issuing Bank hereby authorizes the Administrative Agent (a) to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents or (b) release any guarantee to the extent all of the equity interests of a Guarantor are sold or otherwise disposed of pursuant to the Loan Documents. Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents. If any of the collateral shall be sold, transferred or otherwise disposed of by any Loan Party in a transaction permitted by the Loan Documents and such collateral shall no longer constitute or be required to be collateral under the Loan Documents, then the Administrative Agent, at the request and sole expense of the Borrower and the applicable Loan Party, shall promptly execute and deliver to such Loan Party all releases or other documents reasonably necessary or desirable for the release of the Liens created by the applicable Security Instrument on such collateral; provided that the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed release (or such other time period as the Administrative Agent may agree), a written request for release identifying the relevant Loan Party, together with a certification by the Borrower stating (x) that such transaction is in compliance with this Agreement and the other Loan Documents (y) the Borrower has complied with its obligations under Section 8.01(n)(i), if applicable and (z) no collateral other than the collateral required to be released is being released. At the request and sole expense of the Borrower, a Loan Party shall be released from its obligations under the Loan Documents in the event that all the capital stock or other Equity Interests of such Loan Party shall be sold, transferred or otherwise disposed of in a transaction permitted by the Loan Documents and such Equity Interests shall no longer constitute or be required to be collateral under the Loan Documents; provided that the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed release (or such other time period as the Administrative Agent may agree), a written request for release identifying the relevant Loan Party, together with a certification by the Borrower stating (x) that such transaction is in compliance with this Agreement and the other Loan Documents and the Borrower has complied with its obligations under Section 8.01(n)(i), if applicable, and (y) no collateral other than the collateral required to be released is being released.

Section 11.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of the other Loan Parties, the Administrative Agent (irrespective of whether the principal of any Loan or LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Indebtedness that is owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Secured Party, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Secured Parties, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Secured Party, and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.05 and Section 12.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Secured Party in any such proceeding.
Section 11.11    The Arranger, the Syndication Agents and the Documentation Agents. The Arranger, the Syndication Agents and the Documentation Agents shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.
Section 11.12    Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE

90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each other Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto) and that neither the execution, delivery or performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
(c)    The Administrative Agent, and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 11.13    Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Indebtedness (including by accepting some or all of the collateral in satisfaction of some or all of the Indebtedness pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Indebtedness owed to the Secured Parties shall be entitled to be credit bid by the Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Indebtedness with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Indebtedness which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Majority Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 12.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Indebtedness which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Indebtedness that are assigned to an acquisition vehicle are not used to acquire collateral for any reason, such Indebtedness shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Indebtedness shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Indebtedness of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

ARTICLE XII
MISCELLANEOUS

Section 12.01    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)    if to the Borrower, to it at 1099 18th Street, Suite 2300, Denver, Colorado 80202, Attention of Chief Financial Officer (Telecopy No. (303) 291-0420), with a copy to the attention of Senior Vice President-General Counsel (Telecopy No. (303) 291-0420);
(ii)    if to the Administrative Agent, or to JPMorgan Chase Bank, N.A., as the Issuing Bank, to JPMorgan Chase Bank, N.A., Mid-Corp Loan Administration, 10 South Dearborn, Floor 07, Chicago, Illinois 60603-2003, Attention of Teresita R. Siao (Facsimile No. 312-385-7096), with a copy to JPMorgan Chase Bank, N.A., 712 Main Street, Floor 8 South, Houston, Texas 77002, Attention of Ryan Fuessel (Facsimile No. 713-216-7770); and
(iii)    if to any other Lender, in its capacity as such, or any other Lender in its capacity as an Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section 12.02    Waivers; Amendments.
(a)    No failure on the part of the Administrative Agent, any Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)    Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Elected Commitment Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of each Lender (other than any Defaulting Lender), decrease or maintain the Borrowing Base (including postponement of any scheduled redetermination) without the consent of the Super-Majority Lenders, or modify Section 2.07 or the definition of the term “Borrowing Base” without the consent of each Lender (other than any Defaulting Lender) provided that it is understood that any waiver (or amendment or modification that would have the effect of a waiver) of the right of the Super-Majority Lenders to adjust (through a reduction of) the Borrowing Base or the amount of such adjustment in the form of a reduction to the Borrowing Base pursuant to Section 2.07(e) and Section 2.07(f) in connection with the occurrence of a relevant event giving rise to such right shall require the consent of the Super-Majority Lenders, (iii) modify the Borrower’s obligation to provide cash collateral pursuant to Section 2.08(j) without the written consent of each Lender (other than any Defaulting Lender), (iv) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (except in connection with any amendment or waiver of the applicability of any post-default increase in interest rates, which shall be effective with the consent of Majority Lenders), (v) postpone the scheduled date of (A) payment or prepayment of the principal amount of any Loan or LC Disbursement, (B) any interest thereon, or (C) any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender directly and adversely affected thereby, (vi) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby, (vii) waive or amend Section 8.14 or change the definition of the terms “Domestic Subsidiary”, “Foreign Subsidiary” or “Subsidiary”, without the written consent of each Lender (other than any Defaulting Lender), (viii) change any of the provisions of this Section 12.02(b) or the definitions of “Super-Majority Lenders” or “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, (ix) modify the terms of Section 10.02(c) without the consent of each Lender that is (or an Affiliate of which is) adversely affected thereby, or (x) release all or substantially all of the Collateral or release all or substantially all of the value of the guarantees without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or such Issuing Bank, as the case may be. Notwithstanding the foregoing, any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.
(c)    Notwithstanding anything to the contrary contained in the Loan Documents, the Administrative Agent and the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender in order to (i) correct, amend, cure or resolve any ambiguity, omission, defect, typographical error, inconsistency or other manifest error therein, (ii) add a guarantor or collateral or otherwise enhance the rights and benefits of the Lenders, (iii) make administrative or operational changes not adverse to any Lender or Secured Party or (iv) adhere to any local Governmental Requirement or advice of local counsel.

(d)    Notwithstanding anything to the contrary contained in any Loan Documents, the Commitment of any Defaulting Lender may not be increased without its consent (it being understood, for avoidance of doubt, that no Defaulting Lender shall have any right to approve or disapprove any increase, decrease or reaffirmation of the Borrowing Base) and the Administrative Agent may with the consent of the Borrower amend, modify or supplement the Loan Documents to effectuate an increase to the Borrowing Base where such Defaulting Lender does not consent to an increase to its Commitment, including not increasing the Borrowing Base by the portion thereof applicable to the Defaulting Lender.
Section 12.03    Expenses, Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein or conducting of title reviews, mortgage matches and collateral reviews, (iii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    (THE BORROWER SHALL INDEMNIFY EACH AGENT, EACH ISSUING BANK AND EACH LENDER, EACH SECURED PARTY, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE (REGARDLESS OF WHETHER SUCH MATTER IS INITIATED BY A THIRD PARTY, HOLDINGS, THE BORROWER OR ANY SUBSIDIARY) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF HOLDINGS, THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY

WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY ANY ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT ISSUED BY SUCH ISSUING BANK IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF HOLDINGS, THE BORROWER AND ITS SUBSIDIARIES BY HOLDINGS, THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO HOLDINGS, THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY HOLDINGS, THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO HOLDINGS, THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY HOLDINGS, THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY HOLDINGS, THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY HOLDINGS, THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO HOLDINGS, THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent or any Issuing Bank under Section 12.03(a) or Section 12.03(b), each Lender severally agrees to pay to such Agent or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or such Issuing Bank in its capacity as such.
(d)    To the extent permitted by applicable law, the Borrower shall and shall cause each Loan Party not to, assert, and hereby waives and agrees to cause each Loan Party to waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e)    All amounts due under this Section 12.03 shall be payable promptly after written demand therefor.
(f)    Notwithstanding any other provisions of this Section 12.03, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require Holdings, the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.
Section 12.04    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (other than any Defaulting Lender) (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees, other than a (A) natural person, (B) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, or (C) a Defaulting Lender, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)    the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, to any other assignee; and

(B)    the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender (other than a Defaulting Lender), an Affiliate of a Lender (other than any Defaulting Lender) or an Approved Fund immediately prior to giving effect to such assignment.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the aggregate amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, and the Commitments of any assigning Lender remaining a party hereto after giving effect to the assignment shall be at least $5,000,000, unless, in each case, each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the assignor shall have paid (or another Person shall have paid on its behalf) in full any amounts owing by it to the Administrative Agent and any Issuing Bank;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and shall deliver notice of the Assignment and Assumption to the Borrower; and
(E)    in the case of an assignment to a CLO, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 12.02 that affects such CLO.
(iii)    Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Elected Commitment

Amount of, and principal amount of (and stated interest on) the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, each Issuing Bank and each Lender.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and, as required by Section 5.03(g), applicable tax forms or certifications (taking into account whether the Assignee shall already be a Lender hereunder and shall have provided the required tax forms and certifications), the processing and recordation fee referred to in this Section 12.04(b) and any written consent to such assignment required by this Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).
(c)    (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (other than the Borrower, any Affiliate of the Borrower or any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person)) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) such Lender shall continue to give prompt attention to and process (including, if required, through discussions with Participants) requests for waivers or amendments hereunder. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (iii), (iv), (v) and (vi) of the proviso to Section 12.02(b) that affects such Participant and for which such Lender has consent rights. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. The Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(g) (it being understood that the documentation required under Section 5.03(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 12.04; provided that such Participant (A) agrees to be subject to the provisions of Section 5.02 and Section 5.03 as if it were an assignee under paragraph (b) of this Section 12.04 and (B) shall not be entitled to receive any greater payment under Section 5.02 or Section 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section

12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(i)    A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions described in this Section 12.04(d) in accordance with Section 2.02(d) or as the Borrower may otherwise consent (such consent not to be unreasonably withheld or delayed).
(e)    Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, (i) Affiliated Lenders will not receive information provided solely to the Lenders by the Administrative Agent (except to the extent such information or materials have been made available to any Loan Party) or any Lender and will not be permitted to attend or participate in meetings or conference calls attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered pursuant to Article II, (ii) at the time of any assignment to an Affiliated Lender and after giving effect to such assignment, the Affiliated Lenders shall not have a principal amount in excess of 25% of the aggregate principal amount of the Loans and Commitments then outstanding and (iii) the applicable assignment and assumption shall include a customary “big boy” representation from the assignor or assignee, as the case may be (it is understood and agreed that no Affiliated Lender shall be required to make a representation as to the absence of MNPI).
(f)    Notwithstanding anything in Section 12.02, the definition of “Majority Lenders” or the definition of “Super-Majority Lenders” to the contrary, for purposes of determining whether the Majority Lenders or Super-Majority Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom or any plan of reorganization pursuant to the Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and all Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Majority Lenders, Super-Majority Lenders or all Lenders, as the case may be, have taken any action unless the action in question effects such Affiliated Lender in a disproportionately adverse manner compared to its effect on other Lenders.
(g)    Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that if a proceeding under the Bankruptcy Code shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Indebtedness held by such Affiliated Lender in a disproportionately adverse manner to such Affiliated Lender compared to the proposed treatment of similar Indebtedness held by Lenders that are not Affiliated Lenders.
Section 12.05    Survival; Revival; Reinstatement.
(a)    All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until Payment in Full. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.
(b)    To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall and shall cause each other Loan Party to take any action requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06    Counterparts; Integration; Effectiveness.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
(b)    This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Agreement and the other Loan Documents represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
(c)    Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, facsimile or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 12.07    Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 12.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, Issuing Bank and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender, Issuing Bank or Affiliate to or for the credit or the account of Holdings, the Borrower or any Restricted Subsidiary against any of and all the obligations of Holdings, the Borrower or any Restricted Subsidiary owed to such Lender, Issuing Bank or Affiliate now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch office of Affiliate of such Lender or Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor; provided further that in the event that any Defaulting Lender shall exercise any such right of setoff (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.03 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Indebtedness owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this

Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.
Section 12.09    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.
(a)    THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. PROVIDED, THAT NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY PARTY FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE LOAN DOCUMENTS IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED.
(c)    EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.
(d)    EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS

CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.
Section 12.10    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 12.11    Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder of under any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Company or its Restricted Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
The Borrower represents and covenants that the Borrower and Holdings will file their financial statements with the SEC and/or make financial statements available to potential holders of their 144A securities, and, accordingly, the Borrower hereby (1) authorizes the Administrative Agent to make the financial statements to be provided under Section 8.01(a) and Section 8.01(b), along with the Loan Documents, available to Public-Siders and (2) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that (1) such materials do not constitute material non-public information within the meaning of the federal securities laws or (2) the Borrower will make such materials that do constitute material non-public information within the meaning of the federal securities laws publicly available by press release or public filing with the SEC.

Section 12.12    Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.
Section 12.13    Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available on a pro rata basis to any Person under any Swap Agreement between the Borrower or any Restricted Subsidiary and such Person if either (i) at the time such Swap Agreement was entered into, such Person was a Lender or an Affiliate of a Lender hereunder or (ii) such Swap Agreement was in effect on the Effective Date and such Person or its Affiliate was a Lender on the Effective Date, in each case, after giving effect to all netting arrangements relating to such Swap Agreements. Except as set forth in Section 12.02(b)(viii), no Person shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.
Section 12.14    EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND

KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”
Section 12.15    No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and each Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, Holdings or any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, any Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries.
Section 12.16    USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
Section 12.17    Absence of Fiduciary Relationship. The Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between Holdings, the Borrower and its Subsidiaries, on the one hand, and the Lenders, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether any of the Lenders has advised or is advising the Borrower on other matters, (b) the Lenders, on the one hand, and Holdings, the Borrower and its Subsidiaries, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor does the Borrower rely on, any fiduciary duty on the part of the Lenders, (c) the Borrower is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement, (d) the Borrower has been advised that the Lenders are engaged in a broad range of transactions that may involve interests that differ from the interests of Holdings, the Borrower and its Subsidiaries and that the Lenders have no obligation to disclose such interests and transactions to the Borrower by virtue of any fiduciary, advisory or agency relationship, and (e) the Borrower waives, to the fullest extent permitted by law, any claims it may have against any Lender for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that each Lender shall have no liability (whether direct or indirect) to Holdings, the Borrower or its Subsidiaries in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of Holdings, the Borrower, including their Subsidiaries, stockholders, employees or creditors.
Section 12.18    Excluded Swap Obligations. Notwithstanding any other provisions of this Agreement or any other Loan Document, (i) Indebtedness of any Guarantor in respect of the guaranty provided by such Guarantor under the Guaranty Agreement shall exclude all Excluded Swap Obligations with respect to such Guarantor; and (ii) with respect to the grant of any security interest by any Guarantor under any Security Documents, the Indebtedness secured thereby shall exclude all Excluded Swap Obligations with respect to such Guarantor.
Section 12.19    Acknowledge and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
Section 12.20    Flood Insurance Provisions. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, in no event is any “Building” (as defined in the applicable Flood Insurance Regulation) or “Manufactured (Mobile) Home” (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Loan Document.
[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	HIGHPOINT OPERATING CORPORATION

By: /s/
Name: William B. Crawford
Title: Chief Financial Officer

HOLDINGS:	HIGHPOINT RESOURCES CORPORATION

By: /s/
Name: William B. Crawford
Title: Chief Financial Officer

ADMINISTRATIVE AGENT:	JPMORGAN CHASE BANK, N.A., as Administrative Agent

By: /s/
Name: Kody J. Nerios
Title: Authorized Officer

LENDER:	JPMORGAN CHASE BANK, N.A., as a Lender

By: /s/
Name: Kody J. Nerios
Title: Authorized Officer

LENDER:	The Bank of Nova Scotia, Houston Branch, as a Lender

By: /s/
Name: Alan Dawson
Title: Director

LENDER:	WELLS FARGO BANK. N.A., as a Lender

By: /s/
Name: Zachary Kramer
Title: Vice President

LENDER :	BANK OF MONTREAL, as a Lender

By: /s/
Name: Melissa Guzmann
Title: Director

LENDER:	U.S. BANKS NATIONAL ASSOCIATION., as a Lender

By: /s/
Name: Nicholas T. Hanford
Title: Vice President

LENDER :	BANK OF AMERICA, N.A.., as a Lender

By: /s/
Name: Alia Qaddumi
Title: Director

LENDER :	CITIBANK N.A. as a Lender

By: /s/
Name: Cliff Vaz
Title: Vice President

LENDER:	COMERICA BANK ., as a Lender

By: /s/
Name: Cassandra M. Lucas
Title: Portfolio Manager

LENDER:	BOKF as a Lender

By: /s/
Name: Guy C. Evangelista
Title: Senior Vice President

LENDER:	CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH., as a Lender

By: /s/
Name: Donovan C. Broussard
Title: Authorized Signatory

LENDER:	CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH., as a Lender

By: /s/
Name: Megan Larson
Title: Authorized Signatory

LENDER:	KEYBANK NATIONAL ASSOCIATION., as a Lender

By: /s/
Name: David M. Bornstein
Title: Senior Vice President

LENDER:	CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH., as a Lender

By: /s/
Name: Donovan C. Broussard
Title: Authorized Signatory